Exhibit 10.33

Execution version

SALE AND PURCHASE AGREEMENT

relating to all issued and outstanding shares in the share capital of

Nexperia Holdco Netherlands B.V.

Between

NXP B.V.

(as the Seller)

And

Beijing Jianguang asset Management Co., Ltd.

And

Wise Road Capital LTD

(as the Purchasers)

Dated 14 June 2016

2 / 6

	6.2	Completion actions	23

	6.3	Procurement of sale and transfer of Hamburg Site	25

	6.4	Breach of Completion obligations; Default Payment Fee	25

	6.5	Acknowledgement of Notary and bank	26

7	COMPLETION ADJUSTMENTS		27

	7.1	The Statements	27

	7.2	Principles	27

	7.3	Determination of the Statements	28

	7.4	No forward looking valuations	29

	7.5	Adjustment of the Estimated Purchase Price	29

	7.6	Payment	30

8	POST-COMPLETION OBLIGATIONS		30

	8.1	Pre-Completion Receivables and Pre-Completion Payables	30

	8.2	Retention of records	30

	8.3	Insurance	31

	8.4	Release of Guarantees	32

	8.5	Merger Philippines	33

9	WARRANTIES		33

	9.1	Seller’s Warranties	33

	9.2	Purchasers’ Warranties	34

	9.3	Exclusion of certain BW provisions	34

10	LIABILITY		34

	10.1	Liability of the Seller	34

	10.2	Time limitations	35

	10.3	Minimum claims	35

	10.4	Aggregate minimum claims	36

	10.5	Maximum liability	36

	10.6	Purchasers’ awareness	36

	10.7	Provisions	36

	10.8	Excluded matters	37

	10.9	Purchasers’ insurance	38

	10.10	Net financial benefit	38

	10.11	Breaches capable of remedy	38

	10.12	Mitigation of Losses	38

	10.13	Purchasers’ right to recover	38

	10.14	No double claims	39

	10.15	Contingent Liabilities	40

3 / 6

	10.16	Liability of the Purchasers	40

	10.17	Third-party stipulation	40

	10.18	No recourse for Seller	41

	10.19	Fraud and gross negligence	41

11	CLAIMS		41

	11.1	Notification of potential claims	41

	11.2	Notification of claims	41

	11.3	Commencement of proceedings	42

	11.4	Procedure for Third-Party Claims	42

	11.5	Third-party stipulation limitation	43

12	TAX		43

13	EMPLOYEES AND PENSION PLANS		43

	13.1	Employees	43

	13.2	Pension Plans	43

14	RESTRICTIONS ON SELLER		44

	14.1	Non-solicit	44

	14.2	Ancillary restrictions	44

15	CONFIDENTIALITY		45

	15.1	Public announcements	45

	15.2	Confidentiality undertaking	45

16	MISCELLANEOUS		46

	16.1	Further assurances	46

	16.2	Entire agreement	46

	16.3	Assignment	46

	16.4	Invalidity	46

	16.5	Counterparts	47

	16.6	Waiver	47

	16.7	Amendment	47

	16.8	Third-party rights	47

	16.9	No rescission	47

	16.10	No withholding and gross up	47

	16.11	Method of payment	48

	16.12	Set-off	48

	16.13	Adjustment of the Purchase Price	48

	16.14	Costs	48

	16.15	Interest	50

	16.16	Notices	50

4 / 6

17	GOVERNING LAW AND DISPUTE RESOLUTION		51

	17.1	Governing law	51

	17.2	Dispute resolution	51

	17.3	Other disputes	52

5 / 6

Schedules

Schedule 1	Definitions and interpretation

Schedule 2	Dedicated Companies*

Schedule 3	Completion Statements

Schedule 4	Disentanglement Completion Actions

Schedule 5	Reporting Accountants

Schedule 6	Merger Clearance Filings

Schedule 7	Seller’s Warranties

Schedule 8	Purchasers’ Warranties

Schedule 9	Tax

Schedule 10	Disentanglement Plan

Schedule 11	Transferred Property

Schedule 12	Restricted Employees

Schedule 13	Excluded Employees

Schedule 14	Parties’ details for Notices

Schedule 15	Seller’s Knowledge persons

Schedule 16	Agreed Form Deed of Transfer

Schedule 17	The Funds

Schedule 18	Equity Commitment Letter

Schedule 19	Escrow Agreement

Schedule 20	Agreed Form Ancillary Agreements

Schedule 21	Allocation of the Purchase Price

Schedule 22	Data Room DVD

Schedule 23	IT Separation and Hamburg Certified Area set up

6 / 6

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT IS DATED 14 JUNE 2016 AND MADE BETWEEN:

(1)	NXP B.V., a private limited liability company incorporated under the Laws of the Netherlands, with corporate seat in Eindhoven, the Netherlands, and address at High Tech Campus 60, 5656 AG Eindhoven, (the “Seller”);

(2)	BEIJING JIANGUANG ASSET MANAGEMENT CO., LTD., a private limited liability company, incorporated under the Laws of the People’s Republic of China, with corporate seat in Beijing, trade register number 110107016735242, address at Beijing International Club Office Tower, Room 302, No. 21, Jian Guo Men Wai Street, Beijing, People’s Republic of China (“JAC Capital”); and

(3)	WISE ROAD CAPITAL LTD, an exempted limited company incorporated in and under the Laws of the Cayman Islands, with registered office at c/o Offshore Incorporations (Cayman) Limited, Floor Willow House, Cricket Square, PO Box 2804, Grand Cayman KY1-1112 Cayman Islands, and company registration number 299533 (“Wise Road” and hereinafter jointly with JAC Capital referred to as the “Purchasers” and each a “Purchaser”).

BACKGROUND:

(A)	The Seller’s Group is active in (a) the business of researching, designing, developing, testing, manufacturing, commercializing, packaging, marketing, distributing, selling and servicing discrete semiconductor devices, low complexity ICs and integrated passives through the following NXP business lines: (i) BL GA Discretes, (ii) BL PowerMOS and (iii) BL Logic, a representative list of such products being included in Schedule 18 to the IP Transfer and License Agreement (the “Products”) and (b) the business of designing, developing, building, assembling, installing and maintaining high speed and high quality semiconductor assembly and test equipment for die placement and taping, integrated circuit testing, molding, wire bonding, vision and data handling, and of developing process recipes and software related to the use and maintenance of said equipment through ITEC (the businesses under (a) and (b) hereafter the “Business”). For the avoidance of doubt, any business (e.g. in respect of the small PowerMOS eSwitch discretes) historically conducted by Freescale Semiconductor does not form part of the Business;

(B)	Prior to Completion, the Seller will incorporate a private company under the Laws of the Netherlands under the name of “Nexperia HoldCo Netherlands B.V.” (the “Company”), and will hold all the issued and outstanding shares of the Company (the “Shares”). The Business will be conducted through the Target Group Companies ultimately as of Completion;

1 / 52

(C)	The Seller has initiated a sale of the Business through a controlled auction process and the Purchasers have been selected as the purchasers of the Business;

(D)	The Seller and JAC Capital entered into a non-disclosure agreement dated 8 February 2016 (the “Non-Disclosure Agreement”), pursuant to which certain confidential information relating to the Business was made available to the members of the Purchasers’ Group and their Representatives;

(E)	The Seller gave the Purchasers and their Representatives (i) access to the Data Room, (ii) the opportunity to attend and participate in meetings with the Business’ management and relevant experts, and (iii) the opportunity to ask and to receive answers to questions the Purchasers deemed necessary in relation to the Business and the Transaction. On that basis, the Purchasers and their Representatives have completed a comprehensive due diligence investigation with respect to the Business;

(F)	At or prior to Completion, the Seller will procure that the Company will directly or indirectly hold all of the issued shares in the Dedicated Companies and other Target Group Companies (free of Encumbrances) and the Seller will procure the transfer of the assets (free of Encumbrances) and liabilities attributable to the Business to the Target Group Companies in accordance with Schedule 10 (Disentanglement Plan) and the other provisions of this agreement (the “Disentanglement”), save for those assets and liabilities not to be transferred to the Target Group Companies as set out in this agreement;

(G)	The Seller has been provided with copies of the Equity Commitment Letters, executed by the Fund Investors and the Purchasers;

(H)	The Seller has been provided with evidence that the Purchasers have taken reasonable steps to ensure that they will have sufficient funds available outside the People’s Republic of China to be readily able to pay the Completion Amount at Completion;

(I)	The Parties have entered into the Escrow Agreement and the Purchasers have procured the deposit of the Deposit Amount into the Escrow Account; and

(J)	Now, in consideration of the foregoing, the Seller wishes to sell and transfer the Shares to the Purchasers in portions to be determined by the Purchasers, and the Purchasers wish to acquire the Shares from the Seller, on the terms and subject to the conditions set out in this agreement (the “Transaction’’).

2 / 52

THE PARTIES AGREE AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

In this agreement, unless the context otherwise requires, the definitions and provisions of Schedule 1 (Definitions and interpretation) apply throughout.

2	SALE, PURCHASE AND TRANSFER

2.1	Sale and purchase

On the terms and subject to the conditions of this agreement, the Seller hereby sells the Shares to the Purchasers, and the Purchasers hereby purchase the Shares from the Seller.

2.2	Transfer

At Completion, the Seller shall transfer the Shares to the Purchasers free from any Encumbrances and together with all rights and obligations attached to the Shares.

2.3	Directions of proportions and nomination other party

2.3.1	Subject to the Purchasers being jointly and severally liable (hoofdelijk aansprakelijk) for all obligations of the Purchasers under this agreement, the Purchasers shall direct the proportions in which they are to receive and accept the Shares and the Shareholder Loan (if applicable) at Completion no later than fifteen (15) Business Days prior to the Completion Date.

2.3.2	The Purchasers shall be entitled to nominate, to the extent permitted by Law, at their own cost, by notice to the Seller delivered no later than fifteen (15) Business Days prior to the Completion Date, an entity incorporated, and (directly or indirectly) wholly owned jointly, by the Purchasers to which entity all of the Shares will be transferred and the Shareholder Loan will be assigned at Completion (if applicable), provided that such nomination shall not (i) adversely impact the satisfaction of the Completion Conditions set out in Clause 4.1, or (ii) derogate from the Purchasers’ obligations towards the Seller under this agreement.

2.4	Benefit and risk

Subject to Completion, the Transaction will be effective as of the Effective Time and consequently, subject to the other provisions of this agreement, the benefit and risk of the Shares, together with the benefit and risk of the Target Group, will be for the account of the Purchasers as of the Effective Time.

3 / 52

2.5	Transaction structure

2.5.1	Within a reasonable period after the Signing Date and prior to the Completion Date, the Purchasers may propose to the Seller their desired structure for the Transaction, including the funding of the Target Group and the Disentanglement partly through the provision of a shareholder loan by the Seller to the Company or through the Company to any other Target Group Company pursuant to Paragraph 2.3(b) of Schedule 10 (Disentanglement Plan). To the extent that such proposal is reasonable and possible, the Seller and the Purchasers shall discuss in good faith further details of the proposal, including the amount of the shareholder loan and applicable interest rate (the principal amount and all accrued interest of the shareholder loan up to and including the Completion Date, the “Shareholder Loan”).

2.5.2	The Shareholder Loan shall be acquired by the Purchasers at Completion at its nominal value against payment of the Purchase Price. In this case, the purchase price for the Shares will be reduced accordingly so that the total consideration for the Shares and Shareholder Loan remains the Purchase Price. The Parties will in good faith discuss and negotiate any amendments to this agreement reasonably required in relation to the further implications of the use and assignment of the Shareholder Loan (it being understood that any net Tax disadvantage arising as a result of any interest payments on the Shareholder Loan as referred to in Clause 2.5.1 shall be for the account of the Purchasers).

3	CONSIDERATION

3.1	Purchase Price

The purchase price for the Shares and the Shareholder Loan (if applicable) (the “Purchase Price”) is an amount equal to the aggregate of the following amounts:

(a)	an amount of USD 2,750,000,000 (two billion seven hundred fifty million US dollars) (the “Bid Value”); plus

(b)	the Working Capital Adjustment; minus

(c)	the Net Debt Adjustment; plus

(d)	the Late Filing Amounts (if any).

4 / 52

3.2	Payments at Completion

3.2.1	At Completion, the Purchasers shall pay an estimate of the Purchase Price (the “Estimated Purchase Price”) equal to the aggregate of the following amounts in accordance with Clause 6.2.1(c) and 6.2.1(d):

(a)	the Bid Value; plus

(b)	the Estimated Working Capital Adjustment; minus

(c)	the Estimated Net Debt Adjustment; plus

(d)	the Late Filing Amounts (if any).

3.2.2	Both the Estimated Purchase Price and adjustments of the Estimated Purchase Price in accordance with Clause 7.5 are payable only in cash except as explicitly set out in this agreement. The Purchasers do not have any right of set-off against, deduction from or suspension of payment of the Estimated Purchase Price or the Purchase Price except as explicitly set out in this agreement.

3.3	Allocation

The Purchase Price will be allocated in accordance with Schedule 21 (Allocation of the Purchase Price) whereby the Duff & Phelps report is to be finalized in consultation with the Parties, and in accordance with Paragraphs 1.2 and 2 of Schedule 21 (Allocation of the Purchase Price), as soon as possible after Completion and will be final and binding on the Parties for the purposes of such allocation except in the event of manifest error. The Seller’s Group and the Purchasers’ Group shall adopt such allocation for all purposes, including in respect of Tax.

4	COMPLETION CONDITIONS

4.1	Conditions

The obligation of the Seller and the Purchasers to effect Completion is conditional upon satisfaction or, to the extent permitted by Law, waiver of the following conditions precedent (the “Completion Conditions” and each a “Completion Condition”):

(a)	all obligatory notifications and filings with the Competition Authorities in connection with the Transaction as listed in Schedule 6 (Merger Clearance Filings) (the “Merger Clearance Filings”) must have been made and each Competition Authority, to the extent required by Law before Completion, has:

(i)	given the approvals, consents or clearances required under relevant applicable Law for the completion of the Transaction;

5 / 52

(ii)	rendered a decision that no approval, consent or clearance is required under relevant applicable Law for the completion of the Transaction;

(iii)	failed to render a decision within the applicable waiting period under relevant applicable Law and that failure is considered under such Law to be a grant of all requisite consents or clearances under such Law; or

(iv)	referred the Transaction or any part of the Transaction to another Competition Authority in accordance with relevant applicable Law, and one of the requirements listed in items (i) through (iii) above has been fulfilled in respect of such other Competition Authority;

(b)	if and to the extent the Dutch Works Council has a right of advice pursuant to article 25 of the Dutch Works Councils Act (Wet op de Ondernemingsraden; “WOR”) with respect to the Transaction, the consultation procedure with the Dutch Works Council in accordance with article 25 WOR has been complied with in accordance with Clause 4.4;

(c)	if and to the extent there is a requirement under applicable Law to consult with the relevant works council(s) (Betriebsrat/räte) of the Seller’s Group in Germany in compliance with sections 111 et seq. of the German Works Constitution Act (Betriebsverfassungsgesetz), the consultation procedure has been complied with and completed in accordance with Clause 4.4; and

(d)	the Parties shall have received from the Committee on Foreign Investment in the United States (“CFIUS”) notice that:

(i)	review of the Transaction, including any subsequent investigation, under Section 721 of the U.S. Defense Production Act of 1950, as amended (“Section 721”), has been concluded and CFIUS has determined that there are no unresolved national security concerns with respect to the Transaction;

(ii)	CFIUS has concluded that the Transaction is not a covered transaction and not subject to review under applicable Law; or

6 / 52

(iii)	CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by the Parties and:

(A)	the period under Section 721, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transaction, shall have expired without any such action being announced or taken; or

(B)	the President or his designee shall have announced (or otherwise communicated) a decision not to take any action to suspend, prohibit or place any limitations on the Transaction,

(in each case, the “CFIUS Approval”).

4.2	Responsibility for satisfaction

Without prejudice to Clauses 4.3, 4.4 and 4.5, the Seller and the Purchasers shall each use their respective reasonable efforts to ensure satisfaction of, and compliance with, all Completion Conditions as soon as reasonably possible, it being understood that:

(a)	the Purchasers have the primary responsibility for the satisfaction of, and compliance with, the Completion Conditions set out in Clauses 4.1(a) and 4.1(d); and

(b)	the Seller has the primary responsibility for the satisfaction of, and compliance with, the Completion Conditions set out in Clauses 4.1(b), and 4.1(c).

4.3	Merger Clearance Filings

4.3.1	The Purchasers shall:

(a)

as soon as practicable after the Signing Date, prepare and file with the Competition Authorities the Merger Clearance Filings, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate and as soon as practicable thereafter the Merger Clearance Filing, necessary to satisfy the Completion Condition set out in Clause 4.1(a) provided that (i) for Singapore, this condition shall be satisfied by the Purchasers entering into informal discussions with the local Competition Authorities to discuss the possible Merger Clearance Filing there, and (ii) the Seller and its legal counsel have

7 / 52

reviewed and approved any Merger Clearance Filings or draft Merger Filings prior to such filing, whereby the Seller and its legal counsel shall respond to the draft or final Merger Clearance Filings as soon as reasonably possible and shall not otherwise unreasonably withhold or delay approval; and

(b)	supply as promptly as practicable any additional information and documentation that may be requested by any Competition Authority in connection with the Merger Clearance Filings, provided that the Seller and its legal counsel have reviewed and approved such information or documentation prior to its submission, which approval may not be unreasonably withheld or delayed.

4.3.2	The Seller shall use its commercially reasonable efforts to procure that the Purchasers swiftly receive all information and documentation available within the Seller’s Group in respect of the Business that is reasonably necessary to make or supplement any Merger Clearance Filings. However, the Purchasers are responsible for drafting and submitting all Merger Clearance Filings.

4.3.3	The Purchasers shall provide the Seller and its legal counsel with drafts of all written filings and other communication intended to be submitted to any Competition Authority in respect of any Merger Clearance Filings, provide the Seller and its legal counsel with a reasonable opportunity to comment on such filings and communication, not submit such filings or communication without the prior written approval of the Seller, such approval not to be unreasonably withheld or delayed, and provide the Seller and its legal counsel with final copies of all such filings and communication. The Seller and its legal counsel may (to the extent permitted by Law and any Competition Authority) also, but are not obliged to, participate in all meetings, phone calls, correspondence and discussions with any Competition Authority in connection with a Merger Clearance Filing. Business secrets and other confidential information in respect of any Party or the Target Group Companies may be redacted by the Parties (and/or only provided to a Party’s legal counsel on a privileged basis) as long as the Seller and the Purchasers act reasonably in identifying such material for redaction. To the extent applicable merger control regimes provide for such possibility, the Seller and its legal counsel may, but are not obliged to, make confidentiality claims with respect to any of the approvals, consents or clearances as referred to in Clause 4.1(a), to the extent relating to the Seller’s Group, the Business or the market definitions used.

4.3.4

The Purchasers shall bear all filing fees and other similar costs incurred by them in relation to any Merger Clearance Filings, and shall also bear all costs, penalties and fines (including penalties and fines imposed on any member of the Seller’s Group) resulting from not making (timely or correct) Merger

8 / 52

Clearance Filings in any jurisdiction where a Merger Clearance Filing should have taken place, unless failure to make a (timely or correct) Merger Clearance Filing is the result of a breach of an obligation of the Seller set out in Clause 4.3.2 or Clause 4.3.3.

4.3.5	The Purchasers shall, and shall procure that their Affiliates will, refrain from carrying out any action (including making or agreeing to make any acquisition or investment) or omitting anything that could, directly or indirectly, cause delay, hinder, impede or prejudice satisfaction of the Completion Condition set out in Clause 4.1(a).

4.3.6	The Purchasers shall, and shall cause each member of the Purchasers’ Group to, take any action reasonably required in order to obtain as promptly as practicable clearance for the Transaction from the Competition Authorities pursuant to any Merger Clearance Filings, including by agreeing to perform or accept any disposal of assets or businesses of the Purchasers’ Group and to perform any behavioural remedies or conditions that may be necessary to obtain clearance from the Competition Authorities (the “Merger Clearance Remedies”), whereby the Purchasers shall be entitled to engage in discussions and negotiations with any and all relevant Competition on the nature and scope of such measures, to ensure that any Merger Clearance Remedies agreed upon are the narrowest possible measures with the least possible impact on the Business. For the avoidance of doubt, any such disposal of assets or businesses or behavioural remedies will have no impact on the Purchase Price and any costs related to any disposal of assets or businesses or to any such other remedies, or both, will be for the Purchasers’ sole account. The Seller will provide reasonable cooperation in respect of all Merger Clearance Remedies in relation to relevant access, disentanglement actions and other transitional service support actions.

4.4	Works Council

4.4.1	The Completion Condition set out in Clause 4.1(b) will be deemed to have been complied with:

(a)	upon receipt by the Seller or the relevant member of the Seller’s Group from the Dutch Works Council of:

(i)	an unconditional advice permitting the Parties to pursue the Transaction;

(ii)	an advice regarding the Transaction with conditions reasonably acceptable to the Seller and, to the extent those conditions may have a material impact on (the business of) the Target Group or any Target Group Company after Completion, reasonably acceptable to the Purchasers; or

9 / 52

(iii)	an unconditional and irrevocable waiver in writing of the Dutch Works Council’s right to render advice with respect to the Transaction,

and the Seller or the relevant member of the Seller’s Group having adopted a resolution in respect of the Transaction that is compliant with the Dutch Works Council’s advice; or

(b)	to the extent none of the situations described under Clause 4.4.1(a) occur, upon the Seller or the relevant member of the Seller’s Group adopting a resolution in respect of the Transaction that deviates from the Dutch Works Council’s advice, and:

(i)	the subsequent receipt by the Seller or the relevant member of the Seller’s Group from the Dutch Works Council of an unconditional and irrevocable waiver in writing of:

(A)	the applicable waiting period in accordance with article 25(6) WOR; and

(B)	its right to initiate legal proceedings pursuant to article 26 WOR; or

(ii)	expiration of the applicable waiting period pursuant to article 25(6) WOR without the Dutch Works Council having initiated legal proceedings pursuant to article 26 WOR; or

(iii)	if the Dutch Works Council has initiated legal proceedings pursuant to article 26 WOR to appeal against the resolution referred to in Clause 4.4.1(b), the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer Hof Amsterdam) has dismissed the appeal of the Dutch Works Council to the effect that no measures obstructing the Transaction are imposed and the dismissal of the Enterprise Chamber has immediate effect (uitvoerbaar bij voorraad).

4.4.2	The Completion Condition set out in Clause 4.1(c) will be deemed to have been complied with upon:

(a)	the conclusion of a reconciliation agreement with the relevant German works council(s) (Betriebsrat/räte) or, in cases this condition (a) is not met,

10 / 52

(b)	final failure to conclude a reconciliation agreement before an arbitration board (Einigungsstelle).

4.4.3	The Seller shall as soon as practicable and in any event no later than fifteen (15) Business Days after the Signing Date, provide the Purchasers and their legal counsel with the drafts of the request for advice and other communication intended to be submitted to the relevant works council, provide the Purchasers and their legal counsel with a reasonable opportunity to comment on such drafts of the request for advice and other communication, take into account any reasonable comments from the Purchasers, all with the aim to submit the request(s) for advice as soon as reasonably possible, and provide the Purchasers and their legal counsel with final copies of the final request for advice and other communication submitted to the relevant works council.

4.4.4	The Purchasers shall use their commercially reasonable efforts to procure that the Seller receives all information and documentation available within the Purchasers’ Group that is reasonably necessary to make or supplement the request for advice.

4.4.5	The Seller shall inform the Purchasers on at least a bi-weekly basis of the progress of the works council consultation procedure.

4.4.6	The Seller and the Purchasers shall use their respective reasonable efforts to:

(a)	take any action as may reasonably be required, including negotiating in good faith any changes to this agreement (bearing in mind the intent and purpose of the terms and conditions set forth in this agreement), that is necessary to satisfy the Completion Condition set out in Clauses 4.1(b) and 4.1(c);

(b)	promptly cooperate with and as promptly as practicable provide all necessary information and assistance reasonably required by the relevant works council; and

(c)	discuss in good faith to expeditiously resolve any relevant issues raised by the relevant works council during the consultation procedure.

4.5	CFIUS

4.5.1	As further set out in this Clause 4.5, the Seller and the Purchasers shall work cooperatively to obtain the CFIUS Approval as promptly as practicable. The Seller and Purchasers shall provide to each other in advance, any analyses, presentations, responses, information, opinions, arguments, or proposals to be made or submitted to CFIUS by or on behalf of any Party in connection with, and shall consult with each other on strategic matters related to, obtaining the CFIUS Approval.

11 / 52

4.5.2	The Seller and the Purchasers shall, as soon as practicable after the Signing Date submit a draft joint voluntary notice to CFIUS (including, for the avoidance of doubt, the personal identifier information), as contemplated under 31 C.F.R. §800.401(f), with regard to the Transaction and provide any other appropriate information pursuant to the CFIUS regulations at 31 C.F.R. Part 800.

4.5.3	The Seller and the Purchasers shall also submit a final joint voluntary notice to CFIUS with regard to this agreement and other related information pursuant to Section 721 (the “CFIUS Notice”), reasonably promptly upon learning from CFIUS that the draft joint voluntary notice, as supplemented with any additional information or documents as CFIUS reasonably requires, is complete.

4.5.4	Each Party will cooperate in the preparation and submission of additional information requested by CFIUS, and will promptly notify the other Parties upon receipt of:

(a)	any comments or questions from CFIUS or any other Governmental Authority in connection with the CFIUS Notice or other filings with CFIUS; and

(b)	any request by CFIUS or any other Governmental Authority for amendments or supplements to the CFIUS Notice or other filings with CFIUS or any other information in connection with obtaining the CFIUS Approval.

4.5.5	The Seller and the Purchasers shall make every reasonable effort to respond to any request for information from CFIUS in the time frame set forth in 31 C.F.R. Part 800.

4.5.6	For purposes of satisfying the Completion Condition set out in Clause 4.1(d), the Purchasers and the Seller shall, and shall cause the Purchasers’ Group and the Seller’s Group respectively to, use reasonable best efforts to take all such actions within their respective powers as may reasonably be necessary to obtain the CFIUS Approval, including proposing, negotiating, committing to and effecting, by mitigation agreement, letter of assurance, national security agreement, or other form of agreement customarily used by CFIUS, any measures that CFIUS requires in accordance with Section 721(l) (the “Mitigation Measures”), but in all cases only to the extent relating to the equity interests or other securities of the Target Group and any other assets of the Target Group as are subject to CFIUS jurisdiction (the “U.S. Business”).

12 / 52

4.5.7	For purposes of Clause 4.5.6 only, the terms “reasonable best efforts to take all such actions as are reasonably necessary to obtain CFIUS Approval” shall be interpreted to:

(a)	include entering into hold separate or other passivity arrangements, the termination, assignment or modification of contracts or business relationships, the acceptance of restrictions on business operations, the acceptance of requirements with respect to information sharing, and the Purchasers’ establishment of an irrevocable trust in which the U.S. Business will be held for the benefit of the Purchasers and appointment of independent trustees who are citizens and residents of the United States of America and who will exercise all voting interests with respect to the U.S. Business, subject to the Purchasers enjoying reasonable investor protections under the trust; and

(b)	not include any commitment or obligation of Purchasers to divest the U.S. Business.

4.5.8	With respect to any Mitigation Measures, the Parties shall be entitled to a reasonable period of time to engage in discussions and negotiations with CFIUS and between themselves on the nature and scope of such measures, to ensure that any Mitigation Measures agreed upon are the narrowest possible measures with the least possible impact on the Business and the U.S. Business, so long as CFIUS Approval remains obtainable prior to the date set out in Clause 4.8.1.

4.5.9	To the extent that the Mitigation Measures would prevent the Seller from fulfilling its obligations related to the Disentanglement or under the Ancillary Agreements, the Parties shall use their reasonable efforts to negotiate alternative arrangements, including costs relating to such alternative arrangements.

4.6	Cooperation to complete the Transaction

Subject to Clauses 4.3.6 and 4.5.6, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or any other Person challenging (any part of) the Transaction prior to Completion, each Party shall cooperate in all respects with the other Party and use its commercially reasonable efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that reasonably prohibits, prevents or restricts the consummation of the Transaction, taking into account the reasonable commercial interests of the Parties, the Target Group, and the Business.

13 / 52

4.7	Satisfaction and waiver of Completion Conditions

4.7.1	A Party shall inform the other Party in writing within five (5) Business Days of becoming aware of:

(a)	the satisfaction of any Completion Condition, or

(b)	any circumstance that will or is likely to result in a failure to satisfy any Completion Condition.

4.7.2	The Completion Conditions set out in Clauses 4.1(a), 4.1(c) and 4.1(d) may be waived only by written agreement between the Parties and only to the extent permitted by Law. The Completion Condition set out in Clauses 4.1(b) may be waived only by the Seller in writing to the Purchasers.

4.8	Long stop date

4.8.1	If any Completion Condition set out in Clause 4.1(a) or 4.1(d) is not satisfied or waived ultimately on 31 March 2017, the Seller may, at its sole discretion, in addition to and without prejudice to all other rights or remedies available under this agreement, terminate this agreement by notice to the Purchasers, provided that the Seller may not give such termination notice if it is in material default of its obligations set out in Clause 4.

4.8.2	If the Completion Conditions are not satisfied or waived ultimately on 30 April 2017, either Party may, at its sole discretion, in addition to and without prejudice to all other rights or remedies available under this agreement, terminate this agreement by notice to the other Parties, provided that a Party may not give such termination notice if it is in material default of its obligations set out in Clause 4.

4.8.3	Clauses 5.6, 15, 16 and 17 survive any termination of this agreement.

5	PRE-COMPLETION UNDERTAKINGS

5.1	Operation of the Business prior to Completion

5.1.1	The Seller shall use its commercially reasonable efforts to procure that between Signing and Completion the relevant members of the Seller’s Group carry on the Business as a going concern in the ordinary course of business, consistent with past practice. For the avoidance of doubt, this includes in relation to the Business’ inventory and the timely making of capital expenditures in the ordinary course of business and materially in line with the relevant capital expenditure programme as prepared by the Business.

14 / 52

5.1.2	Without prejudice to the generality of Clause 5.1.1, except (i) in so far as contemplated in this agreement, (ii) as may be reasonably necessary in connection with the Disentanglement or the Transaction, as set out in the Disclosed Information to the extent disclosed as set out in Clause 9.1.3, (iii) as may be necessary to comply with applicable Law, or (iv) as agreed or consented to by the Purchasers (such consent not to be unreasonably withheld or delayed), the Seller shall procure that between Signing and Completion the relevant member of the Seller’s Group will not take any action or decision in respect of the Business or any Target Group Company to:

(a)	create, allot or issue, or allow to be created, allotted or issued, any share capital of any Target Group Company or issue any instruments to a Person other than a Target Group Company that give the right to obtain shares in the relevant Target Group Company;

(b)	acquire or agree to acquire any share(s) or other interest, or make any capital contributions to or investments in any Person (other than a Target Group Company);

(c)	make any loan other than in the ordinary course of business to any Person (other than a Target Group Company);

(d)	incur any borrowings from Third Parties in excess of USD 2,500,000 (two million five hundred thousand US dollars) (or its equivalent in any other currency) other than in the ordinary course of business;

(e)	enter into agreements in which the Target Group Companies provide a surety or undertake joint and several liability, or provide security for the debt of any Third Party or any member of the Seller’s Group (excluding the Target Group Companies);

(f)	repay, redeem or repurchase, or allow to be repaid, redeemed or repurchased, any share capital of any Target Group Company to a Person other than the Target Group Companies;

(g)	create any Encumbrance (other than Permitted Encumbrances) over any material part of the Business;

(h)	enter into any Business Contracts outside the ordinary course of business;

(i)	terminate or amend any Business Contracts which, if terminated or amended, would have a material adverse effect on the Business;

15 / 52

(j)	sell, transfer, let, lease, encumber, or license any material part of the Business Assets or the Transferred Properties other than in the ordinary course of business;

(k)	sell, transfer, let, license (other than in the ordinary course of business), lease or encumber the Business Intellectual Property;

(l)	materially amend the aggregate compensation (wages, salary, bonuses, incentives and any other form of compensation, taken as a whole) of the Employees except to the extent resulting from any change of employment terms generally applicable to the relevant employees of the Seller’s Group (for example, any increases in accordance with applicable collective labour agreements or any periodic or other increases in the context of the existing remuneration policies) in which event the Seller shall inform the Purchasers of such material amendment and the impact thereof on an annual basis;

(m)	make any material changes to employment terms and conditions (including compensation, fringe benefits or any other employment benefit plan or arrangement) of any Key Employee;

(n)	set up or materially amend any of the Pension Plans or set up or award material pension rights other than under the Pension Plans;

(o)	institute or settle any material legal proceedings (other than debt collection in the ordinary course of business) or any legal proceedings with a claimed amount in excess of USD 1,000,000 (one million US dollars) (or its equivalent in any other currency); or

(p)	authorise or enter into any agreement or commitment with respect to any of the actions set out under (a) through (o) above.

5.1.3	The Purchasers’ response to a request for consent of any matter set forth in Clause 5.1.2 shall be provided by e-mail to the relevant Representative of the Seller within five (5) Business Days after the time of sending of the request. In the event such response is not received within such five (5) Business Days, consent will be deemed to have been given by the Purchasers.

5.2	Excused conduct

5.2.1	The Purchasers shall not invoke the provisions of Clause 5.1 against the Seller or withhold or delay its consent if doing so can reasonably be foreseen to materially adversely affect the Business, and the Seller shall request the Purchasers’ consent for any matter set forth in Clause 5.1.2 as much as reasonably possible in advance.

16 / 52

5.2.2	In applying and enforcing Clause 5.1, the Seller and the Purchasers shall act vis-à-vis each other in accordance with the principles of reasonableness and fairness giving due consideration to all relevant circumstances.

5.2.3	If circumstances require immediate action from the Seller or any member of the Seller’s Group and the Seller is not reasonably able to timely request the consent of the Purchasers or await a response from the Purchasers to such request, no such consent will be required, provided that the Seller informs the Purchasers of any such situation as soon as reasonably practicable thereafter.

5.3	Finalisation of Ancillary Agreements and Schedules

5.3.1	Where any of the Ancillary Agreements, schedules or annexes to the Ancillary Agreements or any Schedule is not yet in agreed form at the Signing Date, the Seller and the Purchasers shall use their respective reasonable and good faith efforts to finalise the same as soon as practicable after the Signing Date in accordance with the terms and principles (if any) of such Ancillary Agreement, schedule or annex to the Ancillary Agreement or Schedule established at or prior to the Signing Date, and in any event prior to its execution (at Completion or thereafter).

5.3.2	The Seller and the Purchasers shall each use their respective reasonable efforts to mutually agree on documentation which describes the current practice with respect to the services as provided by the Target Group prior to Completion with respect to ITEC Equipment in the field of (i) research and development services, (ii) equipment supply, and (iii) maintenance services.

5.4	Disentanglement

5.4.1	The Seller shall procure that immediately, or as soon as reasonably possible after the Signing Date, and ultimately at Completion, all necessary actions are taken in order to effect the Disentanglement as set forth in Schedule 10 (Disentanglement Plan). To the extent that any actions are not completed on the Completion Date, the Seller and the Purchasers shall and shall procure that the relevant members of the Seller’s Group and the Purchasers’ Group (for the avoidance of doubt including the Target Group Companies) respectively, shall undertake all steps necessary to complete these actions as soon as reasonably possible after Completion, it being understood that the Seller is primarily responsible for completing the Disentanglement. The provisions of this Clause 5.4 are also for the benefit of, and are enforceable by, each relevant member of the Target Group, as third-party stipulations (onherroepelijk derdenbeding).

5.4.2

In order to facilitate and monitor the expedient implementation of the Disentanglement as set forth in Schedule 10 (Disentanglement Plan), the Parties shall within one week after the Signing Date nominate a

17 / 52

Disentanglement taskforce consisting of senior management of the Purchasers, the Business and the Seller (and where useful their respective Representatives). The Disentanglement taskforce will confer on a regular basis and stay in place until the completion of the Disentanglement.

5.5	Overseas Investment Filings

5.5.1	The Purchasers shall as soon as practicable after the Signing Date, make the necessary filings with the relevant Governmental Authorities of the People’s Republic of China, including filings with the National Development and Reform Commission of the People’s Republic of China (“NDRC”), the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and as soon as practicable thereafter, the State Administration of Foreign Exchange of the People’s Republic of China (“SAFE”) (together, the “Overseas Investment Filings”).

5.5.2	The Purchasers shall procure that the Overseas Investment Filing and any other applicable approvals from, or registrations with, the Governmental Authorities of the People’s Republic of China in relation to the payment of the Completion Amount are completed as soon as possible after Signing, but in any event prior to the last of the Completion Conditions set out in Clause 4.1 has been satisfied or waived.

5.5.3	The Purchasers shall:

(a)	update the Seller on a regular basis, and at least bi-weekly, on the status of the Overseas Investment Filings;

(b)	provide the Seller (and/or its legal counsel on a privileged basis) with drafts of all formal filings, notices, applications and other material written communications submitted in connection with the Overseas Investment Filings; and

(c)	provide the Seller with copies of the final confirmation letters and certificates received from NDRC, MOFCOM and SAFE upon receipt thereof.

5.6	Deposit Amount

Deposit Amount

5.6.1	Immediately prior to Signing, the Purchasers have procured the deposit of an amount of USD 200,000,000 (two hundred million US dollars) (the “Deposit Amount”) in cash into the Escrow Account as a security deposit against:

(a)	satisfaction of the liabilities of the Purchasers under Clause 10.16, including the Default Payment Fee payable by the Purchasers to the Seller under this agreement; and

18 / 52

(b)	payment of the Estimated Purchase Price at Completion of the Transaction,

and the Parties have for this purpose entered into an escrow agreement with the Escrow Agent, which is attached hereto as Schedule 19 (Escrow Agreement) (the “Escrow Agreement”).

Escrow Fee and interest

5.6.2	Any escrow fees related to the opening and keeping in place of the Escrow Account and payments to be made from the Escrow Account, shall be borne by the Purchasers. Any interest accrued on the Deposit Amount will be for the Purchasers.

5.6.3	Subject to Clause 10.16.3, at Completion any Deposit Amount remaining in the Escrow Account may be used by the Purchasers for the purpose of payment of the Estimated Purchase Price in accordance with Clause 6.2.1(c).

5.6.4	The Deposit Amount will, to the extent not paid out in accordance with the terms of this agreement, be held in the Escrow Account until fifteen (15) Business Days after the date of termination of this agreement for whatever reason. Any Deposit Amount remaining in the Escrow Account as at the date fifteen (15) Business Days after the date of termination of this agreement shall be returned to the Purchasers pursuant to the Escrow Agreement, unless the Seller notifies the Purchasers in writing within fifteen (15) Business Days after the date of the termination of this agreement that it claims payment of an amount pursuant to Clause 5.6.1(a), in which event only the amount of the Deposit Amount in excess of such claimed amount will be returned to the Purchasers.

5.7	Late filing

5.7.1	In the event the Purchasers fail to submit (i) any of the Merger Clearance Filings pursuant to Clause 4.3.1(a), or (ii) the draft joint voluntary notice to CFIUS pursuant to Clause 4.5.2:

(a)	within twenty-five (25) Business Days after the Signing Date, the Purchase Price will be increased with USD 5,000,000 (five million US dollars); and

19 / 52

(b)	within thirty-five (35) Business Days after the Signing Date, the Purchase Price will be increased with an additional USD 5,000,000 (five million US dollars),

each a “Late Filing Amount” and any of them together “Late Filing Amounts”. It is agreed that the Late Filing Amounts shall therefore not be more than USD 10,000,000 (ten million US dollars).

5.8	Intragroup transactions

5.8.1	Except as expressly set out in this agreement or in any other agreement, document or instrument entered into in connection with the Transaction or the Disentanglement, or otherwise agreed in writing between the Seller and the Purchasers, all existing agreements and arrangements prior to the Effective Time between:

(a)	one or more members of the Seller’s Group (excluding the Target Group Companies) on the one hand and one or more Target Group Companies on the other hand, shall terminate and no longer be effective as of the Effective Time, except for the Local Business Transfer Agreements and the Ancillary Agreements; and

(b)	one or more members of the Seller’s Group (excluding the Target Group Companies) on the one hand and Third Parties on the other hand, relating to services provided to the Business (so-called “umbrella-agreements”) shall no longer be effective with respect to the Business as of the Effective Time, provided that such termination does not affect, waive, or release any party from, any rights or obligations accrued under such agreements up to and including the Effective Time.

5.8.2	Except for the Shareholder Loan and the Promissory Note, prior to or at the Effective Time, the Seller shall procure that all Intragroup Receivables and Intragroup Payables will be settled as much as possible between the relevant members of the Seller’s Group (excluding the Target Group Companies) and the relevant Target Group Companies.

5.8.3	Each Party shall procure that any Intragroup Receivables and Intragroup Payables owed between the Seller’s Group (excluding the Target Group Companies) on the one hand and the Target Group Companies on the other hand, that remain outstanding at the Effective Time, will be settled in cash in accordance with the applicable payment terms set forth in the relevant agreement that is applicable between such entities or, if there are no such payment terms, within sixty (60) days after the Completion Date. The payments to be made pursuant to this Clause 5.8.3 may not be set-off against any other claims or payments.

20 / 52

5.9	Estimated statements

5.9.1	No later than ten (10) Business Days prior to the date set for Completion pursuant to Clause 6.1, the Seller shall deliver to the Purchasers the Estimated Working Capital Statement and the Estimated Net Debt Statement. The Seller shall deliver to the Purchasers within fifteen (15) Business Days after the end of each reporting quarter of the Seller starting from 30 September 2016, the Seller’s good faith drafts of the Estimated Working Capital Statement and the Estimated Net Debt Statement (under the assumption, for the purposes of such draft statements, that the Completion Date will be on the first (1st) Business Day of the reporting month during which the draft statements are prepared).

5.9.2	The Seller shall draw up the Estimated Working Capital Statement and the Estimated Net Debt Statement in good faith in the form set out in Schedule 3 (Completion Statements) and in accordance with the policies and principles set out in Clause 7.2.

5.9.3	Any amounts included in the determination of the Estimated Working Capital Statement or Estimated Net Debt Statement in currencies other than US dollar will be translated into US dollar based on the most recent monthly exchange rates used by the Seller for the consolidation of its monthly financial statements.

5.9.4	For purposes of calculation of the Estimated Purchase Price, the Estimated Working Capital Statement and the Estimated Net Debt Statement as delivered by the Seller are final and binding on the Parties.

5.10	Funding of the Estimated Purchase Price

The Purchasers shall not, without the Seller’s written consent, such consent not to be unreasonably withheld or delayed with the understanding that the Seller may withhold its consent if any termination or amendment adversely affects the amount or quality of the funding commitments, terminate or amend the terms of the Equity Commitment Letters or take any action which should reasonably be expected to make the timely availability of the Estimated Purchase Price uncertain, including any changes to, or the inclusion of, any additional conditions precedent to, the utilisation of the funding at Completion.

5.11	Access to information

5.11.1	Between the Signing Date and the earlier of (i) Completion or (ii) if applicable an earlier termination of this agreement, the Seller shall, upon reasonable

21 / 52

advance notice provide the Purchasers and its Representatives reasonable access during normal business hours to the administration of the Business, the Business premises, and the Key Employees. This access includes access to the historical financial data of the Business. To the extent reasonably requested by the Purchasers in view of the requests made by the Purchasers’ banks in relation to the provision of an acquisition facility to the Purchasers, the Seller shall use reasonable efforts to support the Purchasers by timely gathering the relevant historical financial data with a view of preparing unaudited pro forma Business financials for the period 2013-2015, for the risk, cost and account of the Purchasers.

5.11.2	The Seller may refuse access on the grounds that access:

(a)	would be contrary to any Law; or

(b)	would cause undue material disruption to the business activities of the Seller or its management.

5.11.3	The Purchasers shall only seek access in an efficient and timely manner without undue or unnecessary interference or interruption.

5.12	Execution of the Notary Letter

On or prior to the date falling one (1) Business Day prior to the Completion Date, the Purchasers and the Seller shall sign the Notary Letter.

5.13	Termination of non-disclosure agreements with other bidders

Immediately following the Signing Date, the Seller shall make a request to the other bidders in the controlled auction process for the sale of the Business to return back or destroy any and all information provided to such bidders in relation to the Business and the controlled auction process.

6	COMPLETION

6.1	Completion date and place

Subject to the satisfaction (and where applicable continued satisfaction) or waiver of the Completion Conditions, Completion will take place at the offices of Houthoff Buruma Coöperatief U.A., Gustav Mahlerplein 50, (1082 MA) Amsterdam, the Netherlands, commencing at 11:00 AM CET on the first (1st) Business Day of the Seller’s monthly reporting period that is at least seven (7) Business Days plus such number of Business Days as the last of the filings referred to in Clauses 4.3.1(a) and 4.5.2 has been made earlier than thirty-five (35) Business Days after Signing (such additional number of Business Days never to exceed twenty (20)) after the last of the Completion Conditions set out

22 / 52

in Clause 4.1 has been satisfied or waived, or at such other date, time or location as may be agreed in writing by the Seller and the Purchasers, provided that Completion may not take place (i) earlier than 1 January 2017 or (ii) in the third (3rd) reporting month of the Seller in 2017.

6.2	Completion actions

6.2.1	At Completion, the Seller and the Purchasers (as applicable) shall procure that the following actions are taken in the following sequence:

(a)	the Seller shall deliver to the Purchasers written evidence that any and all (i) Encumbrances over the Shares and the shares in the share capital of the Target Group Companies and any of the Transferred Properties, and (ii) right of pledge on the Business Intellectual Property have been finally and unconditionally released;

(b)	the Seller shall deliver to the Purchasers written evidence that it has completed the Disentanglement actions set out in Schedule 4 (Disentanglement Completion Actions);

(c)	the Parties will jointly procure the transfer of the remaining Deposit Amount (if any) in the Escrow Account (minus any fees payable to the Escrow Agent) to the Notary Account, with reference to “Project Orange”, which amount must be credited to the Notary Account (without any deduction whatsoever, whether for bank transmission charges or otherwise) no later than 11:00 AM CET on the Completion Date and with value on the Completion Date;

(d)	the Purchasers shall transfer, or procure the transfer of, an amount equal to (i) the Estimated Purchase Price plus (ii) any amounts owed by the Purchasers pursuant to Clause 16.14.5 of this agreement or pursuant to Paragraph 10 of Schedule 9 (Tax), (such aggregate amount the “Completion Amount”) minus the remaining Deposit Amount transferred to the Notary Account pursuant to Clause 6.2.1(c) to the Notary Account, with reference to “Project Orange”, which amount must be credited to the Notary Account (without any deduction whatsoever, whether for bank transmission charges or otherwise) no later than 11:00 AM CET on the Completion Date and with value on the Completion Date. The Completion Amount shall be held by the Notary in accordance with the Notary Letter;

(e)	the Notary will confirm that an amount equal to the Completion Amount has been received in the Notary Account;

23 / 52

(f)	the Seller (or a member of the Seller’s Group, as applicable) and the relevant Target Group Company shall deliver executed copies of, or execute, the following Ancillary Agreements:

(i)	the IP Transfer and License Agreement;

(ii)	the IP Sale and Purchase Agreement;

(iii)	the Trademarks And Domain Names Sale Agreement;

(iv)	the Manufacturing Services Agreement;

(v)	the ITEC Equipment Support Services Agreement; and

(vi)	the Transitional Services Agreement.

(g)	the Company delivers to the Notary the original and up-to-date shareholders register of the Company;

(h)	if applicable, the Seller shall assign to the Purchasers the Shareholder Loan, the Purchasers shall accept this assignment and the Seller and the Purchasers shall procure that the Company acknowledges this assignment, the foregoing to be effected by execution of a deed of assignment by the Seller, the Purchasers and the Company;

(i)	the Seller, the Purchasers and the Company each deliver to the Notary an executed and, to the extent required by the Notary, apostilled, power of attorney to execute the Deed of Transfer;

(j)	the Seller, the Purchasers and the Company deliver to the Notary a written confirmation in the form reasonably requested by the Notary, instructing the Notary to transfer the Shares to the Purchasers;

(k)	the Seller transfers to the Purchasers the Shares, the Purchasers accept the transfer, and the Company acknowledges the transfer, the foregoing to be effected by execution of the Deed of Transfer by the Seller, the Purchasers and the Company before the Notary; and

(l)	the Notary will give wire instruction for the transfer of the Completion Amount on the Completion Date to the Seller, in accordance with the Notary Letter.

24 / 52

6.3	Procurement of sale and transfer of Hamburg Site

6.3.1	The Seller shall procure that immediately after the transfer of the Shares but before completion of Clause 6.2.1(l), NXP Semiconductors Germany GmbH (as the seller of the Hamburg Site) shall sell and transfer the Hamburg Site to the Target Group Company in Germany (as the purchaser of the Hamburg Site), which is to be effected by NXP Semiconductors Germany GmbH and the Target Group Company in Germany (i) on the terms and conditions for the sale and purchase of the Hamburg Site as set forth in a separate sale and purchase agreement (as a Schedule to be agreed between the Parties prior to Completion), and (ii) executing a deed of transfer before a German notary (Notar).

6.3.2	Prior to the sale and transfer of the Hamburg Site referred to in Clause 6.3.1, the Seller and the Purchasers shall procure that NXP Semiconductors Germany GmbH (as the lessor of the Hamburg Site) and the Target Group Company in Germany (as the lessee of the Hamburg Site) shall enter into a lease agreement as of completing the transfer of the Shares pursuant to Clause 6.2.1(k) with respect to the Hamburg Site (excluding the Hamburg Certified Area which will be subject to Paragraph 2 of Schedule 23 (IT Separation and Hamburg Certified Area set up). This lease agreement will terminate upon completion of the sale and transfer of the Hamburg Site to the Target Group pursuant to Clause 6.3.1.

6.4	Breach of Completion obligations; Default Payment Fee

6.4.1	If the Seller or any of the Purchasers breach any obligation under Clause 6.2, (such breaching Party, the “Defaulting Party” and the other Party, the “Non-Defaulting Party”), the Non-Defaulting Party may choose not to proceed with Completion and set the first (1st) Business Day of the Seller’s monthly reporting period of the immediately following month as the new date for Completion. If on the new date set for Completion in accordance with this Clause 6.4.1, the Defaulting Party breaches any of its obligations under Clause 6.2, the Non-Defaulting Party may, but is not obliged to, without prejudice to any other rights and remedies available to it, serve notice on the Defaulting Party to terminate this agreement.

6.4.2	If the Purchasers are unable to pay the Completion Amount on the Completion Date for any reason, the Default Payment Fee as set out in Clause 10.16.2 will apply.

6.4.3	No Party is obliged to proceed with a Completion action under Clause 6.2.1 until the immediately preceding Completion action has been completed, provided that if Completion occurs, all Completion Conditions will be deemed to have been satisfied or waived as of Completion unless otherwise agreed upon in writing between the Seller and the Purchasers.

25 / 52

6.4.4	For the purpose of Clause 6.4, a breach by the Company of Clause 6.2 will be deemed a breach by the Seller.

6.5	Acknowledgement of Notary and bank

The Parties acknowledge and agree that:

(a)	with reference to the Rules of Professional Conduct of the Royal Dutch Organisation of Civil Law Notaries,

(i)	Houthoff Buruma Coöperatief U.A. acts as counsel to the Purchasers in connection with, or acts as counsel for or on behalf of the Purchasers in the event of any dispute relating to, this agreement and any related agreement;

(ii)	the Notary will execute the notarial deeds connected with this agreement; and

(iii)	the Notary is related to Houthoff Buruma Coöperatief U.A. as civil law notary,

(b)	they have engaged the Notary to effect the payments referred to in the Notary Letter and Clause 6.2;

(c)	each of the Seller and the Purchasers approve of ABN AMRO N.V. as the bank to hold the amounts to be transferred in accordance with this agreement on the Completion Date; and

(d)	in the event the wire instruction for the transfer of the funds by the Notary referred to in Clause 6.2.1(l) takes place on the Completion Date and not on a Business Day thereafter, the investigation by the Notary on the Completion Date into the state of insolvency or other insolvency Laws with respect to the Seller and/or the Purchasers will only apply with respect to the period until (but not including) the Completion Date. The applicability of any insolvency proceedings or other insolvency Laws with respect to the Seller and/or the Purchasers on the Completion Date could affect the validity, binding effect or enforceability of any act performed pursuant to this agreement or any other part of the Transaction. The Parties accept that risk and will not hold the Notary nor Houthoff Buruma Coöperatief U.A. liable for the consequences of such effect.

26 / 52

7	COMPLETION ADJUSTMENTS

7.1	The Statements

7.1.1	As soon as practicable, and in any event within sixty (60) Business Days after the Completion Date, the Seller shall prepare and deliver to the Purchasers:

(a)	an unaudited consolidated statement prepared in the form set out in Paragraph 1 of Schedule 3 (Completion Statements) setting forth the Working Capital at the Effective Time (the “Working Capital Statement”); and

(b)	an unaudited consolidated statement prepared in the form set out in Paragraph 2 of Schedule 3 (Completion Statements) setting forth the Net Debt at the Effective Time (the “Net Debt Statement”).

7.1.2	To enable the preparation and determination of the Statements, the Purchasers shall procure that all books and records relating to the Target Group are kept up-to-date and, subject to reasonable notice, are made available to the Seller’s Representatives during normal office hours, and shall cooperate with the Seller’s Representatives with regard to the preparation and determination of the Statements. The Purchasers shall reasonably make available the services of the directors, employees and other Representatives of the Target Group to assist the Seller in the performance of the Seller’s obligations and exercise of the Seller’s rights under this Clause 7.1 and Clause 7.3.

7.2	Principles

The Statements must be prepared in accordance with:

(a)	the specific principles, policies, procedures and practices set out in Paragraph 4 of Schedule 3 (Completion Statements);

(b)	the Accounting Principles as Consistently Applied, subject to Clause 7.2(a) above; and

(c)	US GAAP, to the extent not covered by the principles, policies, procedures and practices referred to in Clauses 7.2(a) and (b) above;

provided that, in the case of a conflict or inconsistency between the various rules to which this Clause 7.2 refers, those referred to in Clause 7.2(a) take precedence over those referred to in sub-clause (b) and (c), and those referred to in sub-clause (b) take precedence over those referred to in sub-clause (c).

27 / 52

7.3	Determination of the Statements

The Seller shall deliver the Working Capital Statement and the Net Debt Statement to the Purchaser at the same time together with relevant supporting documentation and underlying calculations, and make available the services of the employees and other Representatives reasonably requested by the Purchasers to enable the Purchasers to verify the Working Capital Statement and the Net Debt Statement, and:

(a)	if the Purchasers determine that the Statements have not been prepared by the Seller in accordance with Clause 7.2, the Purchasers shall within forty-five (45) Business Days after receipt of the Statements, deliver a notice of such disagreement to the Seller (the “Notice of Disagreement”), such notice to specify (i) each line item in the Statements with which the Purchasers disagree, (ii) the amount of adjustment proposed by the Purchasers, and (iii) in reasonable detail, the reason for the Purchasers’ disagreement in respect of each such line item;

(b)	if the Purchasers do not deliver the Notice of Disagreement in accordance with Clause 7.3(a), the Statements will be final and binding on the Seller and the Purchasers for all purposes;

(c)	if the Purchasers deliver the Notice of Disagreement in accordance with Clause 7.3(a), the Seller will have thirty (30) Business Days from its receipt of the Notice of Disagreement to review and respond to the Notice of Disagreement:

(i)	all line items in the Working Capital Statement and the Net Debt Statement that are not included in the Notice of Disagreement will be final and binding on the Seller (and each relevant other member of the Seller’s Group) and the Purchasers (and each relevant other member of the Purchaser’s Group) for all purposes; and

(ii)	the Seller and the Purchasers shall attempt in good faith to reach agreement in respect of those line items that are included in the Notice of Disagreement, provided that if the Seller and the Purchasers are unable to reach such agreement within forty-five (45) Business Days following the Seller’s receipt of the Notice of Disagreement, the Seller or the Purchasers may by notice to the other Party require that those line items be referred to the Reporting Accountants for resolution in accordance with Schedule 5 (Reporting Accountants); and

28 / 52

(d)	no adjustment with respect to any line item included in the Statements may be made unless (i) the adjustment amount for such line item agreed or resolved in accordance with Clause 7.3(c) exceeds USD 250,000 (two hundred fifty thousand US dollars), and (ii) the aggregate net adjustment amount for all line items referred to in the preceding sub-clause (i) exceeds USD 2,500,000 (two million five hundred thousand US dollars), in which case the aggregate net adjustment amount and not just the excess over USD 2,500,000 (two million five hundred thousand US dollars), must be adjusted.

7.4	No forward looking valuations

The Purchasers shall not propose adjustments for the Statements to the extent that these adjustments involve a judgement as to the future earnings potential, prospects or feasibility of the Target Group or other aspects of a forward looking nature except in accordance with the Accounting Principles.

7.5	Adjustment of the Estimated Purchase Price

7.5.1	Working Capital Adjustment:

(a)	if the Working Capital exceeds the Estimated Working Capital, the Purchasers shall pay in cash on a dollar-for-dollar basis to the Seller an amount equal to such excess;

(b)	if the Working Capital is less than the Estimated Working Capital, the Seller shall pay in cash on a dollar-for-dollar basis to the Purchasers an amount equal to such deficit.

7.5.2	Net Debt Adjustment:

(a)	if the Net Debt exceeds the Estimated Net Debt, the Seller shall pay in cash on a dollar-for-dollar basis to the Purchasers an amount equal to such excess;

(b)	if the Net Debt is less than the Estimated Net Debt, the Purchasers shall pay in cash on a dollar-for-dollar basis to the Seller an amount equal to such deficit.

7.5.3	Any payment to be made under this Clause 7.5 will be increased with interest thereon calculated from the Completion Date (inclusive) to the date of payment (exclusive) at the Interest Rate.

29 / 52

7.6	Payment

7.6.1	The due date for any payment to be made under Clause 7.5 is the tenth (10th) Business Day after the Statements have been finally determined in accordance with Clause 7.3.

7.6.2	All payments made under Clause 7.5 must be made in US dollar and on account of the Purchase Price.

7.6.3	To the extent applicable, the payments to be made pursuant to Clause 7.5 must be aggregated and discharged by way of set-off against each other, but not against any other claims or payments.

8	POST-COMPLETION OBLIGATIONS

8.1	Pre-Completion Receivables and Pre-Completion Payables

8.1.1	If at any time after Completion, any member of the Purchasers’ Group receives any amount in respect of the Pre-Completion Receivables, then the Purchasers shall procure that the relevant member of the Purchasers’ Group pays the amount received (net of any associated costs and Tax consequences in respect of either the receipt or payment thereof) to the relevant member of the Seller’s Group, as soon as reasonably practicable. If at any time after Completion, any member of the Purchasers’ Group receives a request for payment in respect of any Pre-Completion Payable, then the Seller shall procure that the relevant member of the Seller’s Group, pays the amount requested (net of any associated costs and Tax consequences in respect of either the receipt or payment thereof) as soon as reasonably practicable following receipt of such request being passed to it by the Purchasers.

8.1.2	If at any time after Completion, any member of the Seller’s group receives any amount in respect of the Business relating to the period after the Effective Time and which is not a Pre-Completion Receivable, then the Seller shall procure that the relevant member of the Seller’s Group pays the amount received (net of any associated costs and Tax consequences in respect of either the receipt or payment thereof) to the relevant member of the Target Group, as soon as reasonably practicable and in any event within three (3) Business Days of receipt of such amount.

8.2	Retention of records

8.2.1

For a period of five (5) years after the Completion Date, or a longer period as may be prescribed by Law, the Purchasers shall retain all books and records and, to the extent reasonably required by the Seller, the Purchasers shall allow the Seller access during normal office hours to these books and records,

30 / 52

including the right to inspect and make copies (at the Seller’s expense), except where such access might result in a breach by the Purchasers of any applicable Law, or would cause undue disruption to the business activities of the relevant Target Group Company or its management (but in such event as soon as reasonably possible thereafter). Clauses 5.11.2 and 5.11.3 will apply mutatis mutandis whereby a reference to “Seller” will be deemed to be reference to “Purchasers”.

8.2.2	For a period of five (5) years after the Completion Date, or such longer period as may be prescribed by Law, the Seller’s Group shall retain any books and records and other written information relating to the Target Group which is not delivered to the Target Group Companies by the Seller’s Group in the course of the Disentanglement and, to the extent reasonably required by the Purchasers, the Seller shall allow the Purchasers access during normal office hours to such information relating to the Target Group, including the right to inspect and make copies (at the Purchasers’ expense), except where such access might result in the breach by the Seller of any applicable Law or would cause material undue disruption to the business activities of the relevant Seller’s Group entity or its management (but in such event as soon as reasonably possible thereafter). Clauses 5.11.2 and 5.11.3 will apply mutatis mutandis. This access includes access to the historical financial data of the Business. The Seller shall use reasonable efforts to support the Purchasers by gathering, for the risk, cost and account of the Purchasers, these historical financial data to the extent reasonably requested by the Purchasers.

8.3	Insurance

8.3.1	The Parties acknowledge and agree that the Insurance Policies will be cancelled with respect to the Business on the Completion Date and coverage under the Insurance Policies for the Business will end immediately after Completion for any event, occurrences or accidents occurring either prior to, on or after the Completion Date. Other than as set out in Clause 8.3.3, no member of the Purchasers’ Group, including the Target Group Companies after Completion, will be entitled to report or claim any damage under any Insurance Policies irrespective of the terms of any Insurance Policies, after the Completion Date.

8.3.2	The Purchasers shall procure that, as from Completion, the Target Group Companies have insurance that gives cover, reasonably regarded as adequate, against fire, product liability and other risks which are normally insured against by companies carrying on similar business activities or owning assets of a similar nature.

8.3.3	If in the period as of the Completion Date up to 12:00 pm CET on the date which is twelve (12) months after the Completion Date, the Purchasers become

31 / 52

aware of any events, occurrences or accidents that occurred prior to the Completion Date and pursuant to which any Target Group Company incurred damages that may be covered by any Insurance Policy of the Seller’s Group, the Seller shall:

(a)	report such damages to the insurer and (subject to the insurer accepting to review the claim) use best efforts to seek compensation for such damages under such Insurance Policy, provided the Purchasers shall cooperate with the Seller and shall procure that the relevant Group Companies make available to the Seller all information and documentation reasonably necessary to report and/or claim such damages; and

(b)	pay to the Purchasers any claim amounts it may receive from the insurer under such Insurance Policy,

provided the Purchasers have notified the Seller as soon as reasonably practicable after becoming aware of any such event, occurrence or accident.

8.4	Release of Guarantees

8.4.1	Subject to Completion, the Parties shall use reasonable efforts to procure, with effect from Completion or as soon as practicable thereafter, the release of the Seller and any other member of the Seller’s Group from any Guarantees (whether or not joint or several, or both) given by, assumed by or binding upon the Seller or any other member of the Seller’s Group in relation to any Liability of the Target Group Companies. From and after Completion, the Purchasers shall indemnify, defend and hold harmless the Seller and, as an irrevocable third-party stipulation (onherroepelijk derdenbeding), each other member of the Seller’s Group against all amounts paid by any of them after Completion pursuant to any such Guarantees.

8.4.2	Subject to Completion, the Parties shall use reasonable efforts to procure, with effect from Completion or as soon as practicable thereafter, the release of each Target Group Company from any Guarantees (whether or not joint or several, or both) given by, assumed by or binding upon that Target Group Company in relation to any Liability of the Seller or any other member of the Seller’s Group (excluding the Target Group Companies). From and after Completion, the Seller shall indemnify, defend and hold harmless the Purchasers and, as an irrevocable third-party stipulation (onherroepelijk derdenbeding) each Target Group Company against all amounts paid by any of them after Completion pursuant to any such Guarantees.

32 / 52

8.5	Merger Philippines

The Purchasers shall procure, in relation to the merger between NXP Semiconductors Philippines, Inc. and NXP Semiconductors Cabuyao Inc. (ATCB) as set out in the merger roadmap as included in the Data Room, that all documents, requests, endorsements, applications, declarations, filings, registrations, notices and any other obligations or actions that are required to be made, lodged or performed in respect of this merger, are made, lodged or performed as soon as practicably possible after Completion, it being understood that to the extent such merger may trigger any potential liability to Tax for any Target Group Company relating to a period on or after the Completion Date, the Parties agree that (i) they will cooperate to mitigate such potential liability to Tax, (ii) the Seller has the right to decide to postpone or terminate the merger process and (iii) to the extent the Seller wishes the Purchasers to pursue with the merger, the Seller shall fully compensate the Purchasers for the amount of any liability to Tax arising as a result of, or the reasonable out of pocket costs (as supported by valid invoices) relating to, the merger being finalised (it being understood that the Purchasers may not terminate or amend the merger process in the event of such full compensation by the Seller).

9	WARRANTIES

9.1	Seller’s Warranties

9.1.1	Subject to Clause 9.1.3, the Seller represents and warrants to the Purchasers that the statements set out in Schedule 7 (Seller’s Warranties) (the “Seller’s Warranties”) are true and accurate on the Signing Date, and will also be true and accurate on the Completion Date unless a Seller’s Warranty is given only on a specific date.

9.1.2	Each Purchaser agrees that no representations or warranties, express or implied, have been given or are given by or on behalf of the Seller or any member of the Seller’s Group to the Purchasers in connection with the Disentanglement or the Transaction, under this agreement, the IP Transfer and License Agreement, or any Local Business Transfer Agreement, other than the Seller’s Warranties, except if and to the extent explicitly set out in such Ancillary Agreement. For the avoidance of doubt and notwithstanding the generality of the foregoing, each Purchaser agrees that no representations or warranties, express or implied, have been given or are given by or on behalf of the Seller or any member of the Seller’s Group to the Purchasers as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion howsoever provided to the Purchasers, any member of the Purchasers’ Group or any of their respective Representatives.

33 / 52

9.1.3	The Seller’s Warranties are limited by the Disclosed Information, and the Seller is not liable for any Seller’s Warranties being untrue or inaccurate in respect of any facts, matters or other information included in the Disclosed Information, provided that such facts, matters or other information have or has been disclosed in such parts of the Disclosed Information where one would expect to find the relevant facts, matters or information, and disclosed in such a manner and with such detail that the relevant facts, matters or information are clear from the face of the document and that a prudent individual who is knowledgeable in the relevant field reviewing the relevant information would have reasonably assessed the financial, legal, commercial or other relevance and consequences thereof.

9.2	Purchasers’ Warranties

Each of the Purchasers severally and jointly represents and warrants to the Seller that the statements set out in Schedule 8 (Purchasers’ Warranties) (the “Purchasers’ Warranties”) are true and accurate on the Signing Date and on Completion Date.

9.3	Exclusion of certain BW provisions

The applicability of articles 6:89, 7:17 and 7:20 to 7:23 BW inclusive is hereby excluded.

10	LIABILITY

10.1	Liability of the Seller

10.1.1	Subject to the provisions of this Clause 10 and any other applicable limitations of liability, the Seller shall be liable towards the Purchasers if any of the Seller’s Warranties is not true and accurate at the date on which the Seller’s Warranty is given.

10.1.2	Subject to the provisions of this Clause 10 and without prejudice to Clauses 4.8 and 6.4.1, if the Seller is liable towards the Purchasers under Clause 10.1.1, the Purchasers as their sole and exclusive remedy may, after Completion, claim the Losses suffered or incurred by the Purchasers as a result thereof, and may not terminate, nullify, or rescind this agreement, or claim specific performance (nakoming).

10.1.3	For the avoidance of doubt, Losses suffered by a Target Group Company will be deemed to be Losses suffered by the Purchasers.

10.1.4	Subject to Completion, the Parties agree that neither the Seller nor any member of the Seller’s Group shall be liable towards any Target Group Company or any other member of the Purchasers’ Group or vice versa in connection with the Disentanglement, except for the obligations expressly set out in this agreement.

34 / 52

10.1.5	Notwithstanding anything to the contrary in any Local Business Transfer Agreement, the Parties agree that the remedies provided for in this agreement, as limited by this Clause 10, Schedule 9 (Tax) or any other limitations set out in this agreement, shall be the Purchasers’ Group’s and the Target Group’s sole and exclusive remedy for Losses suffered by the Purchasers, any other member of the Purchasers’ Group (including any Target Group Company) in connection with the Disentanglement under, as a result of or in relation to this agreement or any of the Local Business Transfer Agreements. The Purchasers shall not, and shall procure that no other member of the Purchasers’ Group (including the Target Group Companies) will, bring any claim against the Seller or any other member of the Seller’s Group under any of the Local Business Transfer Agreements, without prejudice to the Purchasers’ right to bring any claim against the Seller under this agreement.

10.2	Time limitations

The Seller is not liable for any claim in connection with the Seller’s Warranties, unless the Purchasers notify the Seller of such claim specifying the matters set out in Clause 11.2:

(a)	in the case of any claim under the Fundamental Warranties within five (5) years after the Completion Date;

(b)	in the case of any Tax Claim, within ninety (90) days after expiry of the statutory limitation period applicable in the relevant jurisdiction for the Tax matter giving rise to such claims and any applicable term during which additional assessments can be assessed under the relevant Law; and

(c)	in the case of any claim in relation to any other Seller’s Warranties, within eighteen (18) months after the Completion Date.

10.3	Minimum claims

Subject to any other applicable limitations of liability set out in this agreement, the Seller is liable under the Seller’s Warranties in respect of any individual claim, or a series of claims arising from the same facts, only to the extent that the liability agreed or determined in respect of any such claim or series of claims exceeds USD 1,400,000 (one million four hundred thousand US dollars), but then for the full amount and not only the excess.

35 / 52

10.4	Aggregate minimum claims

Subject to any other applicable limitations of liability set out in this agreement, the Seller is liable under the Seller’s Warranties in respect of any claim only to the extent that the aggregate amount of all claims for which the Seller would otherwise be liable under the Seller’s Warranties exceeds USD 22,000,000 (twenty-two million US dollars), but then for the full amount and not only the excess. This limitation does not apply to claims in relation to the Fundamental Warranties and/or any claims under the Tax Indemnity.

10.5	Maximum liability

10.5.1	The aggregate liability of the Seller in respect of any and all claims for the Losses for which the Seller becomes liable under the Seller’s Warranties, other than claims under the Fundamental Warranties, may not exceed USD 275,000,000 (two hundred seventy-five million US dollars).

10.5.2	Without detracting from the limitation of liability set out in Clause 10.5.1, the aggregate liability of the Seller in respect of any and all claims for the Losses for which the Seller becomes liable under or in connection with this agreement other than for a claim under the Fundamental Warranties and/or in relation to the Disentanglement, may not exceed USD 1,375,000,000 (one billion three hundred seventy-five million US dollars).

10.5.3	Without detracting from the limitation of liability set out in Clauses 10.5.1 and 10.5.2, the aggregate liability of the Seller in respect of any and all claims for the Losses for which the Seller becomes liable under or in connection with this agreement, including claims under the Fundamental Warranties and/or in relation to the Disentanglement, may not exceed USD 2,750,000,000 (two billion seven hundred fifty million US dollars).

10.6	Purchasers’ awareness

The Seller is not liable for any Seller’s Warranty being untrue or inaccurate if any member of the Purchaser’s Group or any of their respective Representatives is aware of such Seller’s Warranty being untrue or inaccurate or aware of any fact or circumstance which could reasonably render such Seller’s Warranty being untrue or inaccurate on the Signing Date.

10.7	Provisions

10.7.1

Subject to any other applicable limitations of liability set out in this agreement, the Seller is not liable under or otherwise in connection with any breach of the Seller’s Warranties resulting from any fact, matter or claim for which any specific allowance, provision or reserve is made in the Accounts or the

36 / 52

Statements, unless the Losses incurred in respect of such fact, matter or claim exceed the allowance, provision or reserve in respect thereof in the Accounts or the Statements, in which case the Seller will only be liable for such excess.

10.7.2	For purposes of Clause 10.7.1, an allowance, provision or reserve is deemed to be specific if it can be reasonably evidenced on the basis of the financial administration of the Target Group that the allowance, provision or reserve was intended by the management of the Target Group to relate fully or partly to the relevant fact, matter or claim.

10.8	Excluded matters

The Seller is not liable under or otherwise in connection with this agreement in respect of any matter, act, omission or circumstance to the extent that the matter, act, omission or circumstance would not have occurred but for:

(a)	anything done or omitted to be done at the prior written request or with the prior written approval of the Purchasers or any Affiliate of the Purchasers;

(b)	anything done or omitted to be done at the request or with the prior written approval of any Target Group Company after the Completion Date;

(c)	any act or omission of the Purchasers, any Affiliate of the Purchasers or their respective Representatives after Signing, including any change in the nature or conduct of the Business as carried on by the Target Group Companies after the Completion Date;

(d)	the passing of, or any change in, any Law or administrative practice of any Governmental Authority after Signing, including any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually in effect at the Completion Date;

(e)	any change after Signing of any generally accepted interpretation or application of any applicable Law;

(f)	any change after Signing of US GAAP or any generally accepted interpretation or application of US GAAP; or

(g)	any existing accounting or Taxation policy, basis or practice of the Purchasers or any Affiliate of the Purchasers as of Signing or any change in such accounting policy, basis or practice introduced or having effect after Signing.

37 / 52

10.9	Purchasers’ insurance

The Seller is not liable in respect of any claim made under or otherwise in connection with this agreement to the extent that any Target Group Company or any member of the Purchasers’ Group has a right of recovery under a policy of insurance in respect of such claim.

10.10	Net financial benefit

The Seller is not liable in respect of any claim made under or otherwise in connection with this agreement if any Target Group Company or any member of the Purchasers’ Group has any savings or net financial benefit, including any Tax Benefit, because of such claim or the facts giving rise to such claim, but only to the extent of such savings or net financial benefit.

10.11	Breaches capable of remedy

Notwithstanding anything to the contrary in this agreement, the Seller is not liable towards the Purchasers under or otherwise in connection with this agreement, other than in respect of a Tax Claim which will be subject to Schedule 9 (Tax), if and to the extent that (i) a claim is capable of remedy and, (ii) after notice of such claim is delivered by the Purchasers to the Seller as contemplated by Clause 11.1 or Clause 11.2, such claim is remedied within a reasonable period (not to exceed twenty (20) Business Days) after the date on which such notice is received by the Seller.

10.12	Mitigation of Losses

The Purchasers shall procure that all reasonable steps are taken and all reasonable assistance is given by the Purchasers’ Group to avoid or mitigate any Losses suffered or incurred by any member of the Purchasers’ Group or any Target Group Company.

10.13	Purchasers’ right to recover

10.13.1

If, before the Seller or any Affiliate of the Seller pays an amount in discharge of any claim under or otherwise in connection with this agreement or any Ancillary Agreement , any member of the Purchasers’ Group is entitled to recover (whether by payment, set-off, discount, credit, relief, insurance or otherwise) from a Third Party a sum which indemnifies or compensates any member of the Purchasers’ Group (in whole or in part) in respect of the Losses which are the

38 / 52

subject matter of the claim, then at the election and in the sole discretion of the Purchasers:

(a)	the Purchasers shall procure that, before steps are taken to enforce a claim against the Seller or any Affiliate of the Seller following notification under Clause 11.1 or Clause 11.2, all reasonable steps are taken to enforce recovery against the Third Party (taking into account the reasonable commercial and other interests of the Purchasers’ Group), and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery; or

(b)	the Purchasers shall procure that all such rights of recovery of the relevant member of the Purchasers’ Group are assigned to the Seller, or an Affiliate of the Seller as designated by the Seller.

10.13.2	If the Seller or an Affiliate of the Seller has paid an amount in discharge of any claim under or otherwise in connection with this agreement or any Ancillary Agreement and any member of the Purchasers’ Group is subsequently entitled to recover (whether by payment, set-off, discount, credit, relief, insurance or otherwise) from a Third Party a sum which indemnifies or compensates any member of the Purchasers’ Group (in whole or in part) in respect of the Losses which are the subject matter of the claim, then at the election and in the sole discretion of the Purchasers:

(a)	the Purchasers shall procure that all reasonable steps are taken to enforce such recovery (taking into account the reasonable commercial and other interests of the Purchasers’ Group) and shall, or shall procure that the relevant member of the Purchasers’ Group, pay to the Seller, as soon as practicable after receipt, an amount equal to the lesser of:

(i)	any sum recovered from the Third Party less any costs and expenses reasonably incurred in obtaining such recovery; and

(ii)	the amount previously paid by the Seller or an Affiliate of the Seller to the Purchasers or any member of the Purchasers’ Group in respect of such Losses; or

(b)	the Purchasers shall procure that all such rights of recovery of the relevant member of the Purchasers’ Group are assigned to the Seller, or an Affiliate of the Seller as designated by the Seller.

10.14	No double claims

Neither the Seller nor any of the Seller’s Affiliates shall be liable under or otherwise in connection with this agreement or any Ancillary Agreement more than once in respect of the same Loss. Neither the Purchasers nor any of the

39 / 52

Purchasers’ Affiliates nor any Target Group Company shall be liable under or otherwise in connection with this agreement or any Ancillary Agreement more than once in respect of the same Loss.

10.15	Contingent Liabilities

Neither the Seller nor any of the Seller’s Affiliates shall be obliged to make payment under or otherwise in connection with this agreement or any Ancillary Agreement in respect of any Liability which is contingent unless and until such contingent Liability ceases to be contingent. Nothing in this Clause 10.15 precludes the giving of notice of a claim which is contingent within the time limit set out in Clause 11.1 or 11.2.

10.16	Liability of the Purchasers

10.16.1	If a Purchasers’ Warranty is untrue or inaccurate on the date on which the Purchasers’ Warranty is given, or in the event of a breach of this agreement by the Purchasers, the Purchasers shall be liable to the Seller for the Losses suffered or incurred by the Seller or any Affiliate of the Seller as a result of the Purchasers’ Warranty being untrue or inaccurate or as a result of the breach of this agreement, up to an amount equal to the Bid Value.

10.16.2	Without limiting the generality of the preceding Clause 10.16.1, the Purchasers shall severally and jointly immediately owe and pay to the Seller an amount of USD 125,000,000 (one hundred and twenty-five million US dollars) within five (5) Business Days after the first date set for Completion in accordance with Clause 6.1, if the Purchasers are unable to pay the Completion Amount on such Completion Date for any reason (the “Default Payment Fee”).

10.16.3	If and when the Default Payment Fee is due and payable in accordance with Clause 10.16.2, the Seller and the Purchasers shall procure that an amount equal to the Default Payment Fee shall be paid to the Seller out of the Deposit Amount and that prior to the payment of the Default Payment Fee to the Seller, an amount equal to the Default Payment Fee is blocked in the Escrow Account and cannot be used for purposes of payment of the Completion Amount at Completion.

10.17	Third-party stipulation

The provisions of this Clause 10 are also for the benefit of, and will be enforceable by, each relevant member of the Seller’s Group or its successors and permitted assigns, as third-party stipulations (onherroepelijk derdenbeding).

40 / 52

10.18	No recourse for Seller

The Seller shall not make any claim against any Target Group Company and any Representative of any Target Group Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by any such person for the purpose of assisting the Seller in relation to the Seller’s Warranties or any other matter covered by this agreement. The provisions of this Clause 10.18 are also for the benefit of, and will be enforceable by, each relevant member of the Purchasers’ Group (for the avoidance of doubt including the Target Group Companies as of the Completion Date) or its successors and permitted assigns, as third-party stipulations (onherroepelijk derdenbeding).

10.19	Fraud and gross negligence

The limitations of liability set out in this Clause 10 do not apply in the event the liability of a Party for Losses suffered is attributable partly or wholly to fraud, wilful misconduct or gross negligence on behalf of that Party.

11	CLAIMS

11.1	Notification of potential claims

11.1.1	Without imposing additional time limits to those set out in Clause 11.2, if the Purchasers or any member of the Purchasers’ Group becomes aware of any matter or circumstance that may give rise to a claim against the Seller under or otherwise in connection with this agreement, the Purchasers shall as soon as reasonably practicable after becoming aware of any such matter or circumstance, but in any event within twenty (20) Business Days of becoming aware of such matter or circumstance, notify the Seller in writing setting out such information as is available to the Purchasers or any member of the Purchasers’ Group as is reasonably necessary to enable the Seller to assess the merits of the claim, to act to preserve evidence and to take any other actions that the Seller may consider necessary.

11.1.2	Any failure of the Purchasers to give notice within the time limits referred to in Clause 11.1.1 does not release the Seller of its liability, except for the amount of Losses that is the result of such failure to give notice within these time limits.

11.2	Notification of claims

Without prejudice to Clause 11.1, notices of claims by the Purchasers under or otherwise in connection with this agreement must be given in writing by the Purchasers to the Seller within the time limits specified in Clause 10.2, specifying full information of the legal and factual basis of the claim and the

41 / 52

information on which the Purchasers rely and, to the extent possible, an estimate of the amount of Losses which are, or will be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event). Any failure of the Purchasers to so give notice does not release the Seller of its liability, except for the amount of Losses that is the result of such failure to give proper notice.

11.3	Commencement of proceedings

Any claim notified to the Seller will be deemed, if it has not been previously satisfied, settled or withdrawn, to be irrevocably withdrawn and after the Seller has given written notice to the Purchasers finally denying liability and requiring the Purchasers to commence proceedings:

(a)	six (6) months after the notice is given pursuant to Clause 11.2, unless legal proceedings in respect of that claim have been formally commenced;

(b)	if a claim is contingent or conditional, three (3) months after the claim for which the notice is given pursuant to Clause 11.2 ceases to be contingent or conditional, unless legal proceedings in respect of that claim have been formally commenced; and

(c)	if legal proceedings commenced pursuant to (a) or (b) above are not being, and do not continue to be, pursued with reasonable diligence.

11.4	Procedure for Third-Party Claims

If any claim is brought by a Third Party (a “Third-Party Claim”) against any member of the Purchasers’ Group or, as the case may be, any member of the Seller’s Group (the “Relevant Indemnified Party”), in respect of which indemnification may be sought from the Seller or, as the case may be, from the Purchasers (the “Relevant Indemnifying Party”) pursuant to this agreement, the Purchasers or, as the case may be, the Seller shall procure that the Relevant Indemnified Party notifies the Relevant Indemnifying Party of the Third-Party Claim in accordance with Clause 11.1 or 11.2, as applicable, and:

(a)	does not (i) make any admissions in relation to the Third-Party Claim, or (ii) compromise, dispose of or settle the Third-Party Claim without the prior written consent of the Relevant Indemnifying Party;

(b)

subject to the Relevant Indemnifying Party acknowledging the indemnity obligation towards the Relevant Indemnified Party for the full amount of the Losses in connection with such Third-Party Claim, allows the Relevant Indemnifying Party to take such action as it deems

42 / 52

necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third-Party Claim (including making counterclaims or claims against Third Parties) in the name of and on behalf of the Relevant Indemnified Party and to control the conduct of any related proceedings, negotiations or appeals (but at all times taking into account the reasonable commercial and other interests of the Relevant Indemnified Party); and

(c)	furnishes all such documents, books and records and other information, and gives all such assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Relevant Indemnifying Party may reasonably request for the purpose referred to in the preceding sub-clause (b), including instructing such professional or legal advisors as the Relevant Indemnifying Party may nominate to act on behalf of the Relevant Indemnified Party, but in accordance with the Relevant Indemnifying Party’s instructions, it being agreed that the Relevant Indemnifying Party shall keep the Relevant Indemnified Party informed of all relevant matters relating to the claim and shall forward or procure to be forwarded to the Relevant Indemnified Party copies of all material external correspondence relating to the claim other than such correspondence that is subject to legal professional or litigation privilege of the Relevant Indemnifying Party.

11.5	Third-party stipulation limitation

The provisions of this Clause 11 apply mutatis mutandis to any claim made under a third-party stipulation (derdenbeding) included in this agreement.

12	TAX

The provisions of Schedule 9 (Tax), apply in respect of Taxes.

13	EMPLOYEES AND PENSION PLANS

13.1	Employees

The provisions of Paragraph 8 of Schedule 10 (Disentanglement Plan) apply in respect of Employees.

13.2	Pension Plans

The provisions of Paragraph 9 of Schedule 10 (Disentanglement Plan) apply in respect of Pension Plans.

43 / 52

14	RESTRICTIONS ON SELLER

14.1	Non-solicit

During the Restricted Period, the Seller shall not and shall procure that none of its Affiliates shall, directly or indirectly, for its own account or on behalf of an Affiliate, induce any Restricted Employee to leave the employment of a Target Group Company and in no circumstances shall the Seller or any of its Affiliates employ or attempt to employ any Restricted Employee, offer any contract for services to any Restricted Employee, or in any way have any Restricted Employee perform any activities, in each case except pursuant to an agreement with the Purchasers or the Ancillary Agreements.

14.2	Ancillary restrictions

14.2.1	The Seller shall not, and shall procure that no member of the Seller’s Group will, undertake any Restricted Activity during the Restricted Period.

14.2.2	The restrictions in Clause 14.2 do not operate to prohibit any member of the Seller’s Group from:

(a)	fulfilling any obligation pursuant to this agreement and any agreement entered into pursuant to this agreement;

(b)	carrying on any businesses of the Seller’s Group at Completion (other than the Business) and any natural extensions or successors thereof;

(c)	acquiring the whole or part of any business if the turnover attributed to Restricted Activities of that business does not represent more than 25% (twenty-five per cent) of the aggregate annual turnover of that business;

(d)	without detracting from sub-clause (c) of this Clause 14.2.2, holding an interest in a business which is engaged in a Restricted Activity in respect of which the Seller’s Group does not have a majority shareholding or other controlling interest, or the right to nominate the majority of directors or representatives of similar standing to the board of directors or a governing body of similar standing, provided that if the business is listed on any recognised stock exchange, a controlling interest will be deemed to exist if the interest held amounts to 10% (ten per cent) or more of the outstanding issued share capital of a company.

44 / 52

15	CONFIDENTIALITY

15.1	Public announcements

15.1.1	No public announcement, circular or other public communication in connection with the existence or the subject matter of this agreement or the Transaction may be made or issued by or on behalf of the Seller or the Purchasers, or their respective Affiliates, without the prior written approval of the Purchasers (in the case of any public announcements, circulars or other public communications by the Seller or its Affiliates) or the Seller (in the case of any public announcement, circular or other public communication by the Purchasers or its Affiliates), respectively, which approval may not be unreasonably withheld, delayed or given untimely to the extent the communication is required pursuant to applicable Law, or a binding decision of a court or another Governmental Authority, provided that the Seller and its Affiliates may make such public announcement, circular or other public communication as they deem reasonably required or advisable to comply with applicable Law or the rules of any officially recognised exchange on which the securities of the Seller or any of its Affiliates are listed.

15.1.2	The Seller and the Purchasers shall agree on the contents and the timing of any separate or joint press release to be issued in connection with the Transaction.

15.2	Confidentiality undertaking

15.2.1	The Non-Disclosure Agreement will continue to have force and effect up to Completion in accordance with its terms.

15.2.2	Without prejudice to the terms and conditions of the Non-Disclosure Agreement and subject to Clause 15.1, each Party shall treat as strictly confidential and not release, disclose or use any information contained in, received or obtained as a result of entering into this agreement and any of the Ancillary Agreements which relates to:

(a)	the provisions of this agreement or any agreement entered into in connection with the Transaction;

(b)	the negotiations relating to this agreement or any such other agreement; or

(c)	the Seller or the Purchasers or the business activities carried on by them or any of their respective Affiliates;

45 / 52

unless the disclosure or use is reasonably required to vest the full benefit of this agreement in any Party or is required pursuant to applicable Law, the rules of any officially recognised exchange or a binding decision of a court or another Governmental Authority.

16	MISCELLANEOUS

16.1	Further assurances

The Seller and the Purchasers shall at their own cost and expense from time to time execute and procure to be executed such documents and perform and procure to be performed such acts and things as may be reasonably required by each of them to effect the Transaction and to give the Parties the full benefit of this agreement.

16.2	Entire agreement

This agreement contains the entire agreement of the Parties in relation to its subject matter. All previous agreements and arrangements made by the Parties in relation to that subject matter are hereby terminated.

16.3	Assignment

Other than as set out in Clause 2.3, no Party may, without the prior written consent of the other Parties, assign or grant any security interest over or otherwise transfer, in whole or in part, any of its rights and obligations under this agreement, it being agreed that the Purchasers may create any Encumbrance effective as of Completion on its rights under this agreement in favour of any party providing them with financing in relation to the Transaction.

16.4	Invalidity

16.4.1	In this Clause 16.4, “enforceable” includes legal, valid and binding (and derivative terms are to be construed accordingly).

16.4.2	If any provision in this agreement is held to be or becomes unenforceable, in whole or in part, under any applicable Law:

(a)	that provision or part of that provision will to the extent of its unenforceability be deemed not to form part of this agreement but, subject to the restrictions of article 3:41 BW, the enforceability of the remainder of this agreement will not be affected; and

(b)	the Parties shall use commercially reasonable efforts to agree a replacement provision that is enforceable to achieve so far as possible the intended effect of the unenforceable provision.

46 / 52

16.5	Counterparts

This agreement may be entered into in any number of counterparts, all of which taken together will constitute one and the same instrument. The Parties may enter into this agreement by signing any such counterpart.

16.6	Waiver

No waiver of any provision of this agreement will be effective unless that waiver is in writing and signed by or on behalf of the Party entitled to make the waiver.

16.7	Amendment

No amendment of this agreement will be effective unless that amendment is in writing and signed by or on behalf of each Party.

16.8	Third-party rights

Except where this agreement expressly provides otherwise:

(a)	this agreement contains no stipulations for the benefit of a third party (derdenbedingen) which may be invoked by a third party against a Party; and

(b)	where this agreement contains a stipulation for the benefit of a third party, this agreement (including the relevant third-party’s rights under this agreement) may be terminated, amended, supplemented or waived (in each case either in its entirety or in part) without that third-party’s consent.

16.9	No rescission

Without prejudice to Clauses 4.8 and 6.4.1, each Party waives its right to rescind (ontbinden) this agreement, in whole or in part, on the basis of article 6:265 BW or to request a competent court to amend this agreement on the basis of article 6:230(2) BW. If a Party has made an error (heeft gedwaald) in making this agreement, it shall bear the risk of that error.

16.10	No withholding and gross up

Any sum payable under this agreement must be paid free and clear of all Tax Deductions except as required by Law. If any such sum is subject to a Tax Deduction required by Law, that payment will be increased to ensure that after the Tax Deduction, and taking into account any credit or refund relating to such deduction or withholding at the level of the relevant recipient receiving the payment to the extent such credit or refund is actually available or can actually

47 / 52

be made available within a reasonable period to such relevant recipient, the relevant recipient receives a net amount equal to the amount it would have been entitled to if the sum payable under this agreement had not been subject to that Tax Deduction. It is agreed and understood between the Parties that the Purchasers, each relevant Target Group Company or other member of Purchasers’ Group will not be obliged to pay any additional amount in relation to any payment made in connection with the Disentanglement, except as otherwise provided under this agreement or any Ancillary Agreement.

16.11	Method of payment

Any payment under or otherwise in connection with this agreement must be effected in US dollar unless otherwise agreed between the Parties by crediting the full amount of the payment (without any deduction whatsoever, whether for bank transmission charges or otherwise) for same day value to the bank account specified by the Party entitled to the payment, reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected, on or before the due date for payment.

16.12	Set-off

The Purchasers do not have any right of set-off against, deduction from, or suspension of payment of the Estimated Purchase Price or the payments referred to in Clause 10.16.2, except that the Deposit Amount will be set off against the Estimated Purchase Price.

16.13	Adjustment of the Purchase Price

Any payment made by the Seller to the Purchasers, or by the Purchasers to the Seller, in each case pursuant to this agreement, other than the payment of the Estimated Purchase Price at Completion or any payment pursuant to Clause 7.5, will be an adjustment of the Purchase Price equal to any such amount.

16.14	Costs

16.14.1	Except where this agreement provides otherwise, all costs which a Party has incurred or must incur in preparing, concluding or performing this agreement are for its own account.

16.14.2	Except where this agreement provides otherwise:

(a)	except as provided under (b) below, all stamp, real estate and other transfer, registration, sales and other similar Taxes, duties, fees, imposts, levies and charges in connection with the Disentanglement or the Transaction shall be borne equally by the Seller on the one hand and the Purchasers on the other hand;

48 / 52

(b)	any German real estate transfer tax due in connection with the transfer of the Hamburg Site shall be for the account of the Purchasers up to a maximum amount of the applicable German real estate transfer tax rate times the fair market value allocated to such German real estate and any excess amount, including any interest and penalties relating thereto, shall be borne by the Seller; and

(c)	the Parties shall reasonably cooperate with analysing any obligations as set forth in items (a) and (b) above and reasonably consult each other before making any filings or taking any actions in this respect.

16.14.3	For the avoidance of doubt, all income Tax payable (whether calculated on capital gains realised or otherwise) in connection with the Disentanglement shall remain for the account of the Seller.

16.14.4	Subject to Clauses 16.14.1 and 16.14.2 above and unless otherwise agreed in this agreement or any Ancillary Agreement, the costs and charges in connection with the Disentanglement will:

(a)	if relating to the period, or actions undertaken in the period, up to and including the Completion Date, be for the account of the Seller (whereby, for the avoidance of doubt, costs of the Germany notary (Notar) relating to the transfer of the Hamburg Site, advisory fees, transaction bonuses, and any payment obligations towards Employees by the Target Group relating to any Transaction related stay-on scheme or other incentive scheme initiated prior to Completion will be deemed to relate to the period before the Completion Date); and

(b)	if relating to the period after the Completion Date, be for the account of the Purchasers,

provided, however, that:

(c)	the Purchasers shall be solely responsible and liable for the Employment Costs of the Disentanglement Hires; and

(d)	the Purchasers shall be solely responsible and liable for the costs of any programs primarily for the benefit of, or preparing, the Target Group for the period after Completion (such as corporate branding for the Target Group), including costs of consultants or advisors engaged for such purpose and the costs of the Seller’s Group to implement such programs prior to Completion.

49 / 52

16.14.5	To the extent that (a) any of the Taxes, duties, fees, imposts, levies or charges to be borne by the Purchasers in accordance with Clause 16.14.1 or Clause 16.14.2, or (b) any of the costs to be borne by the Purchasers in accordance with Clause 16.14.3, have been paid by any member of the Seller’s Group (including, for the avoidance of doubt, the Target Group Companies) on or before Completion or are due by any member of the Seller’s Group (excluding, for this purpose, the Target Group Companies), the Purchasers shall reimburse the amount of such Taxes, duties, fees, imposts, levies charges or costs, in addition to any amounts expressed in this agreement to be payable by the Purchasers, to the Seller on the Completion Date.

16.14.6	To the extent that any of the costs to be borne by the Seller in accordance with Clauses 16.14.2 through 16.14.5, have been paid by any member of the Purchasers’ Group (excluding, for the avoidance of doubt, the Target Group Companies) or are due by any member of the Purchasers’ Group (including, for this purpose, the Target Group Companies), the Seller shall reimburse the amount of such Taxes, duties, fees, imposts, levies charges or costs, in addition to any amounts expressed in this agreement to be payable by the Seller, to the Purchasers on the Completion Date.

16.14.7	Notwithstanding the preceding Clauses, the Seller shall pay all fees of the Notary payable in connection with the Transaction.

16.14.8	For the avoidance of doubt, any Chinese capital gains Tax on indirect transfers in connection with the Transaction and/or the Disentanglement and any VAT in connection with the Disentanglement are arranged for separately in Paragraphs 10 and 11 of Schedule 9 (Tax).

16.15	Interest

If any Party defaults in the payment when due of any amount payable under or otherwise in connection with this agreement, the liability of that Party will be increased to include interest on that amount from the date when such payment is due (inclusive) under or otherwise in connection with this agreement until the date of actual payment (exclusive) at the Interest Rate.

16.16	Notices

16.16.1	Any notice, request, consent, claim, demand and other communication between the Parties in connection with this agreement (a “Notice”) must be in writing and be given and be deemed to have been duly given if written in the English language and:

(a)	delivered personally (Notice deemed given upon receipt);

50 / 52

(b)	delivered by registered post (Notice deemed given upon confirmation of receipt);

(c)	delivered by e-mail (Notice deemed given upon receipt by the e-mail server of the Seller); or

(d)	sent by an internationally recognised overnight courier service such as Federal Express (Notice deemed given upon receipt), with a copy by email.

with a copy by email in case of Notice being given by way of the method under (a), (b) or (d) above.

16.16.2	All Notices must be sent to the Persons and at the addresses set out in Schedule 14 (Parties’ details for Notices), or such other Persons or addresses as notified to the other Party from time to time.

17	GOVERNING LAW AND DISPUTE RESOLUTION

17.1	Governing law

This agreement (including Clause 17.2) and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, are governed by and to be construed in accordance with Dutch Law.

17.2	Dispute resolution

17.2.1	Parties shall attempt in good faith to resolve promptly any dispute arising out of or in connection with this agreement by negotiation.

17.2.2	All disputes arising out of or in connection with this agreement and the documents to be entered into pursuant to it, including disputes concerning the existence and validity thereof, will be finally and exclusively resolved in accordance with the arbitration rules of the International Chamber of Commerce taking into account the following:

(a)	the arbitral tribunal will be composed of three (3) arbitrators and each of them appointed in accordance with the applicable arbitration rules;

(b)	the place of the arbitration will be Singapore;

(c)	the language of the arbitration will be English;

(d)	the arbitral tribunal shall decide in accordance with the rules of law (naar de regelen des rechts); and

51 / 52

(e)	any dispute and the existence and content of any arbitral proceedings under this Clause 17.2 must be kept strictly confidential by the Seller and the Purchasers, the members of the arbitral tribunal and the International Chamber of Commerce (including the ICC Internal Court of Arbitration), and no publication of any arbitral award, any other decision of the arbitral tribunal or any materials produced or exchanged in the course of such arbitral proceedings is permitted, except:

(i)	to the extent that disclosure or publication is required to fulfil a legal duty, protect a legal right, or enforce or challenge an arbitral award in legal proceedings before a court or other judicial authority;

(ii)	with the written consent of the Parties;

(iii)	where required for the preparation or presentation of a claim or defence in arbitral proceedings under this Clause 17.2;

(iv)	by order of the arbitral tribunal at the request of a Party; or

(v)	to the extent required pursuant to the Law or the rules of any officially recognised exchange on which the securities of the Party are listed.

17.3	Other disputes

This Clause 17 (Governing Law and Dispute Resolution) shall also apply to disputes arising in connection with the Ancillary Agreements, unless the relevant agreement expressly provides otherwise.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

52 / 52

THIS AGREEMENT HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT BY:

NXP B.V.

/s/ Charles Smit	/s/ Sean Pitonak
Name: Charles Smit	Name: Sean Pitonak
Title: SVP	Title: VP

BEIJING JIANGUANG ASSET MANAGEMENT CO., LTD

/s/ Zhang Xinyu
Name: Zhang Xinyu
Title: Attorney-in-law

WISE ROAD CAPITAL LTD

/s/ Zhang Yuanjie
Name: Zhang Yuanjie
Title: Attorney-in-law

SALE AND PURCHASE AGREEMENT

Schedule 1     Definitions and interpretation

1                Definitions

Capitalised terms, including those used in the introduction and recitals of this agreement, have the following meaning:

Accounts means the unaudited financials in respect of the Business as at, and for the twelve (12) month period ended on, 31 December 2015, as included in the Data Room;

Accounting Principles means the Seller’s Group’s accounting principles;

Affiliate means with respect to any Person, another Person directly or indirectly Controlling, Controlled by, or under common Control with the first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made;

Agreed Form means, in relation to a document, that document in a form agreed between the Seller and the Purchasers at Signing with any alterations as may be agreed in writing between the Seller and the Purchasers from time to time;

Allocated Employees means the following employees of the Seller’s Group (other than the Dedicated Employees):

(a)	employees of the Seller’s Group who prior to Completion are primarily (i.e., at least 50% of their working time) engaged in the Business; and

(b)	such additional number of relevant employees of the Seller’s Group identified by the Seller and the Purchasers jointly in good faith prior to Completion so that the Employment Costs of the Allocated Employees (taking into account their functions) correspond to the shared service costs allocated to the Business;

Ancillary Agreements means the agreements set out in Clause 6.2.1 sub-clause (f), any other transitional services agreements or other agreements to be entered into by the Seller or a member of the Seller’s Group on the one hand, and a Target Group Company on the other hand in connection with the Transaction, provided that the Ancillary Agreements shall not include any Local Business Transfer Agreement, and Ancillary Agreement means any one of them;

ATCB means NXP Semiconductors Cabuyao, Inc;

SALE AND PURCHASE AGREEMENT

ATGD means NXP Semiconductors Guangdong Ltd.;

ATSN means NXP Semiconductors Malaysia Sdn. Bhd.;

Automatic Transfer Employees has the meaning set out in Paragraph 8.2 of Schedule 10 (Disentanglement Plan);

Bid Value has the meaning set out in Clause 3.1(a);

Business has the meaning set out in consideration (A) of this agreement;

Business Assets has the meaning set out in Paragraph 3.1 of Schedule 10 (Disentanglement Plan), and Business Asset means any one of them or the relevant one of them, as the context requires;

Business Contract means any written Contract to which any member of the Seller’s Group is a party and which has been entered into in the course of conducting the Business to the extent in force and effect on the Signing Date (unless terminated thereafter in the ordinary course of business) and/or the Completion Date, except for any (i) Non-Exclusive Contract, (ii) Contract predominantly relating to Intellectual Property Rights and Technology or to Intellectual Property Rights (which does not comprise R&D Contracts or licenses in connection with the delivery of products by the Seller’s Group to the counterparty), or (iii) intragroup agreement or umbrella agreement as referred to in sub-clause (b) of Clause 5.8.1;

Business Day means a day which is not a Saturday, a Sunday or a public holiday in the Netherlands on which banks are generally open for normal business;

Business Intellectual Property has the meaning set out in the IP Transfer and License Agreement;

Business Liabilities has the meaning set out in Paragraph 3.3 of Schedule 10 (Disentanglement Plan), and Business Liability means any one of them or the relevant one of them, as the context requires;

BW means the Dutch Civil Code (Burgerlijk Wetboek);

CFIUS means Committee on Foreign Investment in the United States

CFIUS Approval has the meaning set out in Clause 4.1(d);

CFIUS Notice has the meaning set out in Clause 4.5.3;

Company has the meaning set out in recital (B) of this agreement.

SALE AND PURCHASE AGREEMENT

Company Intellectual Property has the meaning set out in the IP Transfer and License Agreement;

Competition Authorities means the competition authorities in the countries as set out in Schedule 6 (Merger Clearance Filings) or any other competition authority to which the Transaction was referred by any of the competition authorities set out in Schedule 6 (Merger Clearance Filings), and Competition Authority means any one of them or the relevant one of them, as the context requires;

Completion means, subject to the satisfactory performance and completion of all actions set out in Clause 6.2 the completion of the sale and transfer of the Shares to the Purchasers, provided that if the context otherwise requires, Completion may also mean the performance of the actions set out in Clause 6.2;

Completion Amount has the meaning set out in Clause 6.2.1(d);

Completion Conditions means the conditions set out in Clause 4.1, and Completion Condition means any one of them or the relevant one of them, as the context requires;

Completion Date means, subject to the satisfactory performance of all Completion actions set out in Clause 6.2, the date on which Completion commences;

Consistently Applied means consistent application to be measured on the basis of the Accounting Principles incorporating the specific principles as applied in the Accounts, without taking into account any summary of uncorrected misstatements relating to the Accounts, if any;

Contract means any contract, agreement, lease, licence, commitment, understanding, franchise, warranty, guarantee, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral and whether express or implied;

Control means, with respect to a Person, (i) the direct or indirect ownership of more than 50% (fifty per cent) of the outstanding voting securities (or comparable voting interest or financial participation) of such Person, (ii) the ability to appoint more than one-half of the directors of the board of directors or equivalent governing body of such Person, or (iii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person. The terms “Controlling,” “Controlled by” and “under common Control” have the correlative meanings;

SALE AND PURCHASE AGREEMENT

Data Room means the virtual data room containing documents and information relating to the Target Group, the contents of which are filed on the DVD enclosed as Schedule 22 (Data Room DVD);

Dedicated Companies means the companies listed Schedule 2 (Dedicated Companies*), Dedicated Company means any one of them or the relevant one of them, as the context requires;

Dedicated Employees means (i) the employees of the Dedicated Companies immediately prior to Completion, (ii) the employees of the Seller’s Group (excluding the Dedicated Companies) who are fully dedicated to the Business immediately prior to Completion, and (iii) the employees of the Seller’s Group who are fully dedicated to ITEC immediately prior to Completion, in each case excluding the Excluded Employees;

Deed of Transfer means the notarial deed of transfer of the Shares to be finalised and attached in Agreed Form prior to Completion in Schedule 16 (Agreed Form Deed of Transfer);

Defaulting Party has the meaning set out in Clause 6.4.1;

Default Payment Fee has the meaning set out in Clause 10.16.2;

Deposit Amount has the meaning set out in Clause 5.6.1;

Disclosed Information means any facts, matters or other information included or provided in (i) this agreement or any Ancillary Agreement, (ii) the Due Diligence Information, or (iii) any written correspondence prior to 8 June 2016, 23:59 p.m. CET between the Seller, any of its Affiliates, or any of their respective Representatives on the one hand and the Purchasers, any of its Affiliates or any of their respective Representatives on the other hand;

Disentanglement has the meaning set out in consideration (F) of this agreement;

Disentanglement Hires has the meaning set out in Paragraph 1.5 of Schedule 10 (Disentanglement Plan);

Due Diligence Information means:

(a)	the information contained in the Data Room on 8 June 2016, 23:59 p.m. CET, including the questions raised and answers provided in the Data Room;

SALE AND PURCHASE AGREEMENT

(b)	the documentation received by any member of the Purchasers’ Group or its Representatives during and pursuant to:

(i)	the management presentations and expert sessions held in Eindhoven between 4 April and 7 April 2016; and

(ii)	site visits to the Hamburg Site on 7 April 2016, ATSN on 11 April 2016, ATGD on 12 April 2016 and the Manchester site on 28 April 2016;

Dutch Works Council means the works council (ondernemingsraad) of NXP Semiconductors Netherlands B.V.;

Effective Time means one (1) minute after 23:59 p.m. on the last day of the monthly reporting period of the Seller’s Group immediately preceding the Completion Date;

Employees means the Dedicated Employees and the Allocated Employees collectively;

Employment Costs means:

(a)	the amounts payable or paid to or in respect of the employment of the relevant Employee (including salary, wages, Tax and social security contributions, employer’s pension contributions, bonus, insurance premiums, payments or allowances or any other consideration for employment); and

(b)	the costs of providing any non-cash benefits which the employer is required to provide by Law or contract or customarily provides in connection with such employment (including other employee benefit provisions);

Employment Liabilities means any and all Losses, excluding Employment Costs, directly arising out of or directly connected with employment or the employment relationship, or the initiation or the termination of employment, or of the employment relationship (including all Losses in connection with any claim, award, judgment or agreement for redundancy pay, or damages or compensation for unfair or wrongful dismissal or breach of contract or discrimination);

Encumbrance means any claim, charge, pledge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third-party rights or security interest of any kind or an agreement to create any of the foregoing;

SALE AND PURCHASE AGREEMENT

Environment means any or all of the following media (alone or in combination): ground, soil, ground water, surface water, air and any ecological systems and living organisms supported by these media;

Environmental Authority means any Governmental Authority having jurisdiction to determine any matter arising under Environmental Law or relating to the Environment, or both;

Environmental Condition means any contamination or pollution of, or the condition of, ground, soil, ground water, surface water or air in breach of Environmental Law in the relevant jurisdiction caused by Hazardous Substances which have spread in the soil, air or water;

Environmental Law means all Laws of any relevant jurisdiction in force at the Signing Date whose purpose is to protect or prevent pollution of the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances;

Environmental Permit means any license, permit, consent, authorisation, certificate, registration and exemption which is issued, granted or required under Environmental Law which is material to the Business as on the Signing Date;

Equity Commitment Letters means the binding and irrevocable equity commitment letters from the Fund Investors to the Purchasers and the Seller, confirming their irrevocable commitment to provide the Purchasers with the funding to complete the Transaction at Completion, executed copies of which are attached as Schedule 18 (Equity Commitment Letter);

Escrow Account means the account with the Escrow Agent, no. 0164000100000660346;

Escrow Agent means Industrial and Commercial Bank of China (Europe) S.A.;

Escrow Agreement has the meaning set out in Clause 5.6.1;

Estimated Net Debt means the Seller’s estimate of the Net Debt as at the Effective Time, as set out in the Estimated Net Debt Statement;

Estimated Net Debt Adjustment means the amount by which the Estimated Net Debt is greater than the Reference Net Debt (in which case that amount is expressed as a positive figure) or by which it is less than the Reference Net Debt (in which case that amount is expressed as a negative figure);

SALE AND PURCHASE AGREEMENT

Estimated Net Debt Statement means the statement to be prepared in accordance with Clause 5.9.1;

Estimated Purchase Price has the meaning set out in Clause 3.2.1;

Estimated Statements means the Estimated Working Capital Statement and the Estimated Net Debt Statement;

Estimated Working Capital means the Seller’s estimate of the Working Capital as at the Effective Time, as set out in the Estimated Working Capital Statement;

Estimated Working Capital Adjustment means the amount by which the Estimated Working Capital is greater than the Reference Working Capital (in which case that amount is expressed as a positive figure) or by which it is less than the Reference Working Capital (in which case that amount is expressed as a negative figure);

Estimated Working Capital Statement means the statement to be prepared in accordance with Clause 5.9.1;

Excluded Assets has the meaning set out in Paragraph 3.2 of Schedule 10 (Disentanglement Plan), and Excluded Asset means any one of them or the relevant one of them, as the context requires;

Excluded Employees means:

(a)	certain engineers located at the Hamburg Site with in depth knowledge of special processes used for sensor wafer manufacturing;

(b)	certain engineers located at ATCB with in depth knowledge of assembly and test processes for sensor manufacturing;

(c)	certain employees of ATCB; and

(d)	certain employees of the Dedicated Companies primarily engaged in the businesses of the Seller’s Group other than the Business whom the Seller and the Purchasers jointly identify to be retained by the Seller’s Group prior to Completion, as listed in Schedule 13 (Excluded Employees).

Excluded Liabilities has the meaning set out in Paragraph 3.4 of Schedule 10 (Disentanglement Plan), and Excluded Liability means any one of them or the relevant one of them, as the context requires;

Funds means the parties listed in the first column of Schedule 17 (The Funds);

SALE AND PURCHASE AGREEMENT

Fund Investors means the parties listed in the second column of Schedule 17 (The Funds);

Fundamental Warranties means the warranties set forth in Paragraphs 2 and 3 of Schedule 7 (Seller’s Warranties);

Governmental Authority means, to the extent it has jurisdiction in respect of the relevant matter, any judicial, legislative, executive, regulatory or competition authority or any other governmental authority, of the Netherlands or any other jurisdiction, including of the European Union;

Governmental Order means any final and non-appealable order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Authority;

Guarantee means any guarantee, indemnity, surety, letter of comfort or other assurance, security, right of set-off, obligation to contribute (bijdrageplicht) or undertaking given by a Person to secure or support the obligations (actual or contingent) of any other Person, whether given directly, by way of counter-indemnity or otherwise;

Hamburg Certified Area has the meaning set out in Paragraph 2.1 of Schedule 23 (IT Separation and Hamburg Certified Area set up);

Hamburg Certified Area Plan has the meaning set out in Paragraph 2.2 of Schedule 23 (IT Separation and Hamburg Certified Area set up);

Hamburg Site means the real estate site located at Stresemannallee 101, D-22529 Hamburg, Germany with deed numbers 4229 and 5142 and all buildings and fixtures located on this site, in each case owned by NXP Semiconductors Germany GmbH on the Signing Date;

Hazardous Substances means, to the extent regulated by the applicable Environmental Authority, any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment;

Insurance Policies means all insurance policies in effect at the Effective Time providing coverage to the Business maintained by any member of the Seller’s Group, whether such policies are maintained with Third Party insurers or within the Seller’s Group, excluding any insurance policies maintained solely by any Target Group Company;

Intellectual Property Rights has the meaning set out in the IP Transfer and License Agreement;

SALE AND PURCHASE AGREEMENT

Interest Rate means 4% (four percent) per annum compounded on a quarterly basis;

Intragroup Payables means all amounts owed by a Target Group Company to any member of the Seller’s Group (excluding the Target Group Companies) at the Effective Time, excluding the Promissory Note;

Intragroup Receivables means all amounts owed by any member of the Seller’s Group (other than the Target Group Companies) to a Target Group Company at the Effective Time, excluding the Promissory Note;

IP Sale and Purchase Agreement means the intellectual property sale and purchase agreement to be entered into between the Seller and the Company prior to Completion, attached in Agreed Form in Schedule 20 (Agreed Form Ancillary Agreements);

IP Transfer and License Agreement means the intellectual property transfer and license agreement to be entered into between the Seller and the Company prior to or at Completion, attached in Agreed Form in Schedule 20 (Agreed Form Ancillary Agreements);

ITEC means the Industrial Technology & Engineering Center of the Seller’s Group located in Nijmegen, the Netherlands and Hong Kong;

ITEC Equipment Support Services Agreement means the ITEC equipment support services agreement to be entered into between the Seller and the Company prior to or at Completion, attached in Agreed Form in Schedule 20 (Agreed Form Ancillary Agreements);

IT Milestones has the meaning set out in Paragraph 1.2 of Schedule 23 (IT Separation and Hamburg Certified Area set up);

IT Separation has the meaning set out in Paragraph 6.6 of Schedule 10 (Disentanglement Plan);

IT Separation Plan has the meaning set out in Paragraph 1.1 of Schedule 23 (IT Separation and Hamburg Certified Area set up);

Key Employees means F. Scheper, E. Just, M. Roos, J. Lange, J. Humphreys, S. Hunkler, R. Buschke, G. Jansen, J. Zhao;

Knowledge of the Seller or any similar expression means, with respect to any fact or matter, the actual knowledge of the Seller’s transaction team comprising the persons listed Schedule 15 (Seller’s Knowledge persons) after having made due inquires with the management team of the Business and any other Key Employees;

SALE AND PURCHASE AGREEMENT

Late Filing Amounts has the meaning set out in Clause 5.7, and Late Filing Amount means any one of them or the relevant one of them, as the context requires;

Law means any applicable statute, law, treaty, ordinance, order, rule, directive, regulation, code, executive order, injunction, judgment, decree or other requirement of any Governmental Authority;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from Contract, common law, Law or otherwise, whether known or unknown, present or future, actual or contingent, ascertained or unascertained, disputed or undisputed and whether owed or incurred severally or jointly or as principal or surety, and Liability means any one of them or the relevant one of them, as the context requires;

Local Business Transfer Agreements means the local business transfer agreements, local share transfer agreement, demerger, spin-off, contribution in kind and other similar agreements, documents or instruments to be entered into between a Target Group Company, on the one hand, and a member of the Seller’s Group (excluding the Target Group Companies), on the other hand, pursuant to which the assets and liabilities attributable to the Business are to be transferred to the Target Group in order to effect the Disentanglement, but excluding any Ancillary Agreement, and Local Business Transfer Agreement means any one of them or the relevant one of them, as the context requires;

Losses means all damage, losses, Liabilities, costs (including reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, claims and demands assessed in accordance with 6:96 BW et seq.;

Manufacturing Services Agreement means the manufacturing services agreement attached in Agreed Form in Schedule 20 (Agreed Form Ancillary Agreements);

Merger Clearance Filings has the meaning set out in Clause 4.1(a);

Merger Clearance Remedies has the meaning set out in Clause 4.3.6;

Mitigation Measures has the meaning set out in Clause 4.5.6;

MOFCOM has the meaning set out in Clause 5.5.1;

NDRC has the meaning set out in Clause 5.5.1;

Net Debt means the amount of debt of the Target Group set out in the line items in Paragraph 2 of Schedule 3 (Completion Statements) (expressed as a positive figure) less the amount of cash, cash equivalents and other financial

SALE AND PURCHASE AGREEMENT

assets of the Target Group set out in the line items in Paragraph 2 of Schedule 3 (Completion Statements) as per the Effective Time, as finally agreed or determined between the Seller and the Purchasers in accordance with Clause 7.3, excluding, for the avoidance of doubt, any item to be included in calculating the Working Capital and the Promissory Note;

Net Debt Adjustment means the amount by which the Net Debt amount is greater than the Reference Net Debt amount (in which case that amount is expressed as a positive figure) or by which it is less than the Reference Net Debt (in which case that amount is expressed as a negative figure);

Net Debt Statement has the meaning set out in Clause 7.1.1(b);

Non-Automatic Transfer Employees has the meaning set out in Paragraph 8.1 of Schedule 10 (Disentanglement Plan);

Non-Defaulting Party has the meaning set out in Clause 6.4.1;

Non-Disclosure Agreement has the meaning set out in consideration (D) of this agreement.

Non-Exclusive Contract means any Contract with Third Parties to which a member of the Seller’s Group is a party and which relates in part to, or is used in part by, the Business to the extent in force and effect on the Completion Date;

Non-Transferred Activities has the meaning set out in Paragraph 4.3 of Schedule 10 (Disentanglement Plan);

Notary means any civil law notary of Houthoff Buruma Coöperatief U.A., or such notary’s substitute;

Notary Account means the third party notarial account of the Notary;

Notary Letter means the notary letter to be agreed in good faith by and executed between the Notary, the Seller and the Purchasers in accordance with Clause 5.12;

Notice has the meaning set out in Clause 16.16.1;

Notice of Disagreement has the meaning set out in Clause 7.3(a);

NXP Hong Kong means NXP Semiconductors Hong Kong Ltd;

NXP Trademarks has the meaning set out in the IP Transfer and License Agreement;

SALE AND PURCHASE AGREEMENT

Orange Field of Business has the meaning set out in the IP Transfer and License Agreement;

Out of Scope Activities has the meaning set out in Paragraph 4.3 of Schedule 10 (Disentanglement Plan);

Overseas Investment Filings has the meaning set out in Clause 5.5.1;

Parties means the Seller and the Purchasers, and Party means either of them or the relevant one of them, as the context requires;

Pension Plans means the pension or retirement benefit plans of the Employees, excluding any mandatory plans, government plans or statutory social security plans;

Pension Obligations means any pension, retirement benefits or similar benefits payable under the Pension Plans on or following retirement, termination of employment, disability or death, for or in respect of any Employee or former employee of the Dedicated Companies, or their relevant spouse or dependants;

Permitted Encumbrances means (a) Encumbrances for Taxes not due and payable (taking into account any extensions or other arrangements with respect to payment that are permitted by applicable Governmental Authorities or contemplated under applicable Law) or for Taxes the validity of or amount of which is being contested by a members of the Seller’s Group in good faith by appropriate actions, (b) Encumbrances of warehousemen, mechanics and materialmen and other similar statutory Encumbrances incurred in the ordinary course of business, (c) any Encumbrances that do not, individually or in the aggregate, materially detract from the value of any of the applicable property, rights or assets of the businesses or materially interfere with the use thereof, and (d) zoning, entitlement, conservation, restriction or other land use regulation by any Governmental Authority, and Permitted Encumbrance means any one of them or the relevant one of them, as the context requires;

Person means an individual, a company or corporation, a partnership, a limited liability company, a trust, an association, a foundation or other legal entity or unincorporated organisation, including a Governmental Authority;

Pre-Completion Payables means all payables accrued or owed by any member of the Seller’s Group (excluding the Target Group Companies) to suppliers in relation to ordinary course trading activities of the Business at or prior to the Effective Time;

SALE AND PURCHASE AGREEMENT

Pre-Completion Receivables means all receivables accrued by, or prepaid or owed to, any member of the Seller’s Group (excluding the Target Group Companies) from customers in relation to ordinary course trading activities of the Business at or prior to the Effective Time;

Products has the meaning set out in consideration (A);

Promissory Note has the meaning set out in Paragraph 2.3(c) of Schedule 10 (Disentanglement Plan);

Purchase Price has the meaning set out in Clause 3.1;

Purchasers has the meaning set out in the recitals of this agreement; and Purchaser means any one of them or the relevant one of them, as the context requires;

Purchasers’ Group means the Purchasers and if applicable the acquiring entity as referred to in Clause 2.3.2 and their respective Affiliates from time to time;

Purchasers’ Warranties means the warranties provided by the Purchasers to the Seller as included in Schedule 8 (Purchasers’ Warranties), and Purchasers’ Warranty means any one of them or the relevant one of them, as the context requires;

Reference Net Debt means an amount of USD nil (zero US dollar);

Reference Working Capital means an amount of USD 220,000,000 (two hundred and twenty million US dollars);

Relevant Indemnified Party has the meaning set out in Clause 11.4;

Relevant Indemnifying Party has the meaning set out in Clause 11.4;

Relief means, unless the context otherwise requires, any allowance (including amortisation or depreciation), credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax, and any reference to the use or set off of Relief is to be construed accordingly;

Reporting Accountants means KPMG based in The Netherlands, or any other firm of accountants to be agreed by the Seller and the Purchasers within five (5) Business Days of a Notice by the Seller to the Purchasers, or vice versa, requiring such agreement;

SALE AND PURCHASE AGREEMENT

Representative means any director, officer, employee, legal advisor, financial advisor, accountant or other agent, of any Person concerned;

Restricted Activity means the business of researching, designing, developing, testing, manufacturing, commercializing, packaging, marketing, distributing, selling and servicing discrete semiconductor devices, low complexity ICs and integrated passives as conducted immediately prior to the Completion Date by the following NXP business lines: (i) BL GA Discretes, (ii) BL PowerMOS and (iii) BL Logic, a representative list of such products being included in Schedule 10 to the IP Transfer and License Agreement. For the avoidance of doubt, any business (e.g. in respect of the small PowerMOS eSwitch discretes) historically conducted by Freescale Semiconductor does not form part of the Restricted Activity;

Restricted Employees means the Key Employees and the employees set out in Schedule 12 (Restricted Employees);

Restricted Period means three (3) years commencing on the Completion Date;

Retained Intellectual Property has the meaning set out in the IP Transfer and License Agreement;

SAFE has the meaning set out in Clause 5.5.1;

Section 721 has the meaning set out in Clause 4.1(d)(i);

Seller has the meaning set out in the recitals of this agreement;

Seller’s Group means the Seller and its Affiliates collectively from time to time, excluding, from and after Completion, the Target Group Companies;

Seller’s Warranties means the warranties provided by the Seller to the Purchasers as included in Schedule 7 (Seller’s Warranties), and Seller’s Warranty means any one of them or the relevant one of them, as the context requires;

Shares has the meaning set out in recital (B) of this agreement;

Shareholder Loan has the meaning set out in Clause 2.5.1;

Signing means the signing by the Parties of this agreement;

Signing Date means the day on which the last of the Parties has signed this agreement;

Software has the meaning set out in the IP Transfer and License Agreement;

SALE AND PURCHASE AGREEMENT

Statements means the Working Capital Statement and the Net Debt Statement;

Sub-Licensable Licensed-In Third Party IP has the meaning set out in the IP Transfer and License Agreement;

Tangible Assets means the machinery, materials, prototypes, tools, supplies, furniture, fixtures, improvements, vehicles, equipment and all other tangible assets, but excluding any real property, inventory and IT assets;

Target Group or Target Group Companies means the Company and all Affiliates of the Company that are Controlled by the Company from time to time, and includes, with respect to any period prior to Completion, the Dedicated Companies, and Target Group Company means any one of them or the relevant one of them, as the context requires;

Taxation or Tax means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, fiscal state aid, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction or otherwise) and in respect of any Person as well as all interest and penalties relating thereto;

Tax Audit means any audit, investigation, visit, inspection, assessment, discovery, access order, or other proceedings from any Tax Authority with respect to any Tax matter of a Target Group Company;

Tax Authority means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration or administration and collection of Taxation, or enforcement of any Law in relation to Taxation;

Tax Benefit means:

(a)	any Tax Refund actually received by a Target Group Company or a member of the Purchasers’ Group;

(b)	any reduction of Tax due by a Target Group Company or a member of the Purchasers’ Group; and

(c)

the net present value of any future Relief, including, but not limited, to a Relief in the form of additional depreciation or amortisation allowances, at the level of any Target Group Company or member of Purchaser’s

SALE AND PURCHASE AGREEMENT

Group. The net present value of a future Relief will be calculated (i) using a discount rate equal to the Interest Rate, (ii) as per the date any amount is due in respect of the relevant claim, and (iii) on the basis of the then prevailing corporate income tax rates;

Tax Claim means any claim under the Tax Indemnity or for breach of the Tax Warranties;

Tax Deduction means any deduction or withholding for or on account of Tax;

Tax Indemnity means the indemnity relating to Taxation set out in Paragraph 2 of Schedule 9 (Tax);

Tax Refund means a rebate, refund or repayment in respect of Tax;

Tax Return means any return, declaration, report or information relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof;

Tax Warranties means the warranties set out in Paragraph 11 of Schedule 7 (Seller’s Warranties);

Technology has the meaning set out in the IP Transfer and License Agreement;

Third Party means any Person not being an Affiliate of either the Seller or the Purchasers;

Third-Party Claim has the meaning set out in Clause 11.4;

Third Party Consents means all consents, licences, approvals, permits, authorisations or waivers required from Third Parties in order to complete the Disentanglement in all materials respects, and Third Party Consent means any one of them or the relevant one of them, as the context requires;

Trademarks And Domain Names Sale Agreement means the Trademarks And Domain Names Sale Agreement attached in Agreed Form in Schedule 20 (Agreed Form Ancillary Agreements);

Transaction has the meaning set out in recital (J) of this agreement;

Transferred Inventory means all raw materials, finished goods, dies, semi-finished goods, work in progress and goods in transit attributable to the Business, net of obsolescence/other inventory related provisions, on the basis of the Seller’s internal reporting systems at the Effective Time, provided that inventory subject to the MSA will be allocated in accordance with the supply model as set out in the MSA;

SALE AND PURCHASE AGREEMENT

Transferred IT Assets means (a) personal workplace hardware (e.g., laptops, desktops, telephones and mobile phones) used by the Employees, (b) manufacturing IT equipment located on the Transferred Properties to the extent used exclusively to manage the manufacturing activities of the Business, (c) manufacturing datacentres located on the Transferred Properties to the extent used exclusively for the applications and data storage of the Business, and (d) networking equipment and printers used exclusively by the Business, in each case to the extent owned or leased by any member of the Seller’s Group at the Effective Time and subject to Paragraph 2 of Schedule 23 (IT Separation and Hamburg Certified Area set up);

Transferred Trademarks has the meaning set out in the IP Transfer and License Agreement;

Transferred Patents has the meaning set out in the IP Transfer and License Agreement;

Transferred Properties means the property listed in Schedule 11 (Transferred Property), and Transferred Property means any one of them or the relevant one of them, as the context requires;

USD or US dollar means the lawful currency of the United States of America;

U.S. Business has the meaning set out in Clause 4.5.6;

US GAAP means the generally accepted accounting principles adopted by the U.S. Securities and Exchange Commission;

VAT means within the European Union any Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Union any Tax levied by reference to added value, sales or consumption;

WOR means Dutch Works Council’s Act (Wet op de Ondernemingsraden);

Working Capital means the amount of the net working capital of the Target Group as per the Effective Time based on the line items set out in Paragraph 1 of Schedule 3 (Completion Statements), as finally agreed or determined between the Seller and the Purchasers in accordance with Clause 7.3, excluding, for the avoidance of doubt, any item to be included in calculating the Net Debt and the Promissory Note;

SALE AND PURCHASE AGREEMENT

Working Capital Adjustment means the amount by which the amount equal to the Working Capital is greater than the Reference Working Capital (in which case that amount is expressed as a positive figure) or by which it is less than the Reference Working Capital (in which case that amount is expressed as a negative figure); and

Working Capital Statement has the meaning set out in Clause 7.1.1(a).

2	Headings and references to Clauses, Schedules and Paragraphs

2.1	Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this agreement.

2.2	A reference in this agreement to:

(a)	a Clause is to the relevant clause of this agreement;

(b)	a Schedule is to the relevant schedule to this agreement; and

(c)	a Paragraph is to the relevant paragraph of the relevant Schedule.

3	References to rights, liabilities and obligations

3.1	Any reference in this agreement to a liability or obligation of (any member of) the Seller’s Group is deemed to incorporate references to obligations on the part of the Seller to procure that the relevant liability is discharged or obligation is performed by the relevant member(s) of the Seller’s Group (including the Target Group Companies until Completion), on the terms of and subject to the conditions set out in this agreement.

3.2	Any reference in this agreement to a liability or obligation of (any member of) the Purchasers’ Group or the Target Group post-Completion) is deemed to incorporate a reference to an obligation on the part of the Purchasers to procure that the relevant liability is discharged or obligation is performed by the relevant member(s) of the Purchasers’ Group (including the Target Group Companies post-Completion), on the terms of and subject to the conditions set out in this agreement.

3.3	The Purchasers are jointly and severally liable (hoofdelijk aansprakelijk) for all Purchasers’ obligations under this agreement.

3.4	Each of the Purchasers will be deemed to act on behalf of both Purchasers in the exercise of any rights that the Purchasers may have under this agreement, unless explicitly indicated otherwise.

SALE AND PURCHASE AGREEMENT

4	Information

References to books, records or other information include books, records or other information stored in any form, including paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers.

5	Legal terms

In respect of any jurisdiction other than the Netherlands, a reference to any Netherlands legal term is to be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

6	Other references

6.1	Whenever used in this agreement, the words “include”, “includes” and “including” are to be deemed to be followed by the phrase “without limitation”.

6.2	Whenever used in this agreement, the words “as of” include the day or moment in time specified thereafter.

6.3	Any reference in this agreement to any gender includes all genders, and words importing the singular shall include the plural and vice versa.

7	No presumption against drafting Party

The Parties agree that they have been represented by counsel during the negotiation and execution of this agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document are to be construed against the party drafting that agreement or document.

SALE AND PURCHASE AGREEMENT